Exhibit 4.3

PQ CORPORATION

NOTE PURCHASE AGREEMENT

Dated as of May 4, 2016

$525,000,000 Floating Rate Senior Notes due May 1, 2022

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	8.1.	Required Prepayments; Maturity	17
	8.2.	Optional Prepayments; Acceleration of the Notes	17
	8.3.	Mandatory Offer to Prepay Upon Change of Control	18
	8.4.	Mandatory Offer to Prepay Upon Disposition of Certain Assets	20
	8.5.	Allocation of Partial Prepayments	21
	8.6.	Maturity; Surrender, etc.	21
	8.7.	Purchase of Notes	22
	8.8.	Make-Whole Amount	22

9.	AFFIRMATIVE COVENANTS		24

	9.1.	Compliance with Law	24
	9.2.	Insurance	24
	9.3.	Maintenance of Properties	24
	9.4.	Payment of Taxes and Claims.	25
	9.5.	Existence, etc	25
	9.6.	Additional Subsidiary Guarantors	25
	9.7.	Ranking of Notes	25
	9.8.	Books and Records	26
	9.9.	Use of Proceeds	26
	9.10.	Environmental Reporting Requirements	26

10.	NEGATIVE COVENANTS		26

	10.1.	Limitation on Restricted Payments	27
	10.2.	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	38
	10.3.	Liens	46
	10.4.	Merger, Consolidation or Sale of All or Substantially All Assets	46
	10.5.	Transactions with Affiliates	49
	10.6.	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	52
	10.7.	Asset Sales	55
	10.8.	Nature of Business	58
	10.9.	No Layering of Debt	59
	10.10.	Limited Condition Acquisition	59

11.	EVENTS OF DEFAULT		60

12.	REMEDIES ON DEFAULT, ETC		62

	12.1.	Acceleration	62
	12.2.	Other Remedies	63
	12.3.	Rescission	63
	12.4.	No Waivers or Election of Remedies, Expenses, etc.	64

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		64

	13.1.	Registration of Notes	64
	13.2.	Transfer and Exchange of Notes	64
	13.3.	Replacement of Notes	65

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14.	PAYMENTS ON NOTES		65

	14.1.	Place of Payment	65
	14.2.	Home Office Payment	65
	14.3.	Payments Generally	66
	14.4.	Ratable Sharing	66

15.	EXPENSES, ETC		67

	15.1.	Transaction Expenses	67
	15.2.	Survival	68

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		68

17.	AMENDMENT AND WAIVER		68

	17.1.	Requirements	68
	17.2.	Solicitation of Holders of Notes	69
	17.3.	Binding Effect, etc	70
	17.4.	Notes held by Company, etc.	70

18.	NOTICES		70

19.	[INTENTIONALLY OMITTED]		72

20.	CONFIDENTIAL INFORMATION		72

21.	SUBSTITUTION OF PURCHASER		73

22.	TAXES		73

	22.1.	Tax Gross Up	73
	22.2.	Tax Forms	74
	22.3.	Tax Receipts	74
	22.4.	Tax Indemnification	75
	22.5.	Mitigation	75
	22.6.	Survival	76

23.	MISCELLANEOUS		76

	23.1.	Successors and Assigns	76
	23.2.	Jurisdiction and Process; Waiver of Jury Trial	76
	23.3.	Payments Due on Non-Business Days	77
	23.4.	Severability	77
	23.5.	Construction.	77
	23.6.	Effectiveness; Counterparts	77
	23.7.	Governing Law; Submission to Jurisdiction	78
	23.8.	Indemnification	78
	23.9.	Rules of Construction	79

24.	NOTEHOLDER AGENT		80

	24.1.	Appointment	80
	24.2.	Delegation of Duties	81
	24.3.	Exculpatory Provisions	81

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24.4.	Notice of Default	82
24.5.	Non-Reliance on the Agent and Other Holders	82
24.6.	Indemnification	82
24.7.	The Agent in its Individual Capacity	83
24.8.	Successor Agent	83
24.9.	Agent’s Duties	84
24.10.	Financial Liability	84

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SCHEDULE A	-	Information Relating to Purchasers
SCHEDULE B	-	Defined Terms
SCHEDULE 5.4	-	Subsidiaries and Affiliates

EXHIBIT 1.1	-	Form of Senior Note
EXHIBIT 1.2	-	Form of Guarantee
EXHIBIT 4.1(d)(i)	-	Form of Opinion of Counsel for the Company
EXHIBIT 4.1(d)(ii)	-	Form of Opinion of Local Counsel for the Company

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PQ CORPORATION

300 Lindenwood Drive

Valleybrooke Corporate Center

Malvern, PA 19355

(610) 651-4400

Facsimile: 610-651-4273

$525,000,000 Floating Rate Senior Notes due May 1, 2022

Dated as of May 4, 2016

TO EACH OF THE PURCHASERS LISTED IN

THE ATTACHED SCHEDULE A AND TO WILMINGTON TRUST, NATIONAL ASSOCIATION, AS NOTEHOLDER AGENT (IN SUCH CAPACITY, THE “AGENT”):

Ladies and Gentlemen:

PQ CORPORATION, a Pennsylvania corporation (the “Company”), agrees with you as follows:

1.	AUTHORIZATION OF NOTES.

1.1.	Description of Notes to be Issued.

The Company has authorized the issue and sale of $525,000,000 aggregate principal amount of its Floating Rate Senior Notes due May 1, 2022 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement) provided that if the Existing Senior Notes have been refinanced or otherwise repaid prior to such date, the Notes will instead mature on May 1, 2023. Subject to Section 2 below, the Notes shall be substantially in the form set out in Exhibit 1.1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2.	Guarantee; Release.

(a) Guarantee. Subject to Section 1.2(b), the payment by the Company of all amounts due on or in respect of the Notes and the performance by the Company of its obligations under this Agreement will be guaranteed by (i) each of Holdings and CPQ, (ii) each Restricted Subsidiary that from time to time guarantees Indebtedness in respect of the Revolving Facility (other than any Foreign Subsidiary guaranteeing Foreign Subsidiary obligations thereunder), the Term Facility, the Existing Senior Notes and/or the Secured Notes, and (iii) each Restricted Subsidiary that guarantees any other Indebtedness under any other syndicated bank or capital markets Indebtedness of the Company in an aggregated principal amount in excess of $50 million, pursuant to the Guarantee in substantially the form of the attached Exhibit 1.2, as it may be amended or supplemented from time to time (the “Guarantee”).

(b) Release of Guarantee. Each holder of a Note acknowledges and agrees that a Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(i) any sale, exchange, disposition or transfer (including through consolidation, merger or otherwise) of (a) the Capital Stock of such Guarantor, after which such Guarantor is no longer a Restricted Subsidiary, or (b) all or substantially all the assets of such Guarantor (including to the Issuer or another Guarantor), which sale, exchange, disposition or transfer in each case is not prohibited by the applicable provisions of this Agreement;

(ii) the release or discharge of such other guarantee that resulted in the creation of such guarantee, in each case except a release, discharge or termination by or as a result of payment under such guarantee;

(iii) the permitted designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary pursuant to the provisions of this Agreement;

(iv) the consolidation or merger of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such consolidation or merger, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Company or another Guarantor; or

(v) the discharge of obligations of the Guarantors with respect to their Guarantees of the Notes or the discharge of the Company’s obligations with respect to the negative covenants of this agreement in accordance with the terms of this Agreement.

Notwithstanding the foregoing, any guarantee by Holdings, CPQ or any other direct or indirect parent company may be automatically and unconditionally released and discharged for any reason.

Each holder acknowledges that the Guarantee by Holdings and its subsidiary, CPQ, are being provided solely for the purpose of allowing the Company to satisfy its reporting obligations under this Agreement by furnishing financial information relating to Holdings instead of the Company. Neither Holdings nor CPQ will be subject to the restrictive covenants in this Agreement.

1.3.	Interest Rate and Reset Procedures.

(a) The Notes shall bear interest (computed on the basis of a 360-day year and the actual number of days elapsed) on the unpaid principal thereof from the date of issuance at a floating rate equal to the Adjusted LIBOR Rate for the Interest Period in effect from time to time, payable quarterly in arrears on each Interest Payment Date and, to the extent permitted by applicable law, additional interest shall accrue on all principal of, any overdue payment of interest on and any Make-Whole Amount and any other applicable premium and Breakage Amount (as provided herein) owed on the Notes from the due date thereof (whether by acceleration or otherwise) at the Default Rate until paid.

(b) The Adjusted LIBOR Rate shall be determined by the Agent, and prompt notice thereof shall be given to the holders of the Notes and the Company after the Rate Determination Date, together with a calculation of the Adjusted LIBOR Rate for such Interest Period, the number of days in such Interest Period, the date on which interest for such Interest Period will be paid and the amount of interest to be paid to each holder of Notes on such date. Any such determination made in accordance with the provisions of this Agreement, shall be conclusive and binding absent manifest error.

1.4.	Illegality.

If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any holder of Notes to hold or collect upon any Notes because of its relationship to the LIBOR Rate or to give effect to its obligations as contemplated hereby with respect to any Note determined with reference to the LIBOR Rate, then by written notice to the Company (with a copy to the Agent): (a) such holder shall promptly (i) notify the Company of such circumstances, including the effective date of such law, regulation or interpretation (which notice shall be withdrawn whenever such circumstances no longer exist) and (ii) request the Substituted Rate Bank to specify the rate described in the definition of “Substituted Rate”; and (b) if such notice is given, (i) the interest rate applicable to the Notes, as the case may be, held by such holder shall be determined with reference to the relevant Substituted Rate, effective as of the effective date specified in such notice, (ii) each reference in this Agreement with respect to such LIBOR Rate shall be deemed thereafter to be a reference to the relevant Substituted Rate, and (iii) such Substituted Rate shall be imposed retroactively on such Notes, beginning with the effective date specified in such notice, and shall continue until the first day of the next succeeding Interest Period after which the notice referred to in clause (a) above shall be withdrawn.

As used in this Section 1.4 “Substituted Rate” means for the Notes of either series, at any time, the annual rate determined by the Substituted Rate Bank to be the rate at which the Substituted Rate Bank, in accordance with its customary practices, offers to place deposits in Dollars for a period of one month with leading banks in the London interbank market at approximately 11:00 a.m., London time, on the Business Day immediately preceding the Rate Determination Date, in a Representative Amount; and “Substituted Rate Bank” means any leading bank participating in the London interbank market which does not act as lender to, or regular underwriter of the securities of, the Company or any of its Affiliates and which is selected by the Company and reasonably acceptable to the Administrative Holders.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and each of the other purchasers named in Schedule A (the “Other Purchasers”), and you and the Other Purchasers will purchase from the Company, at the Closing upon satisfaction or waiver of the conditions set forth in Section 4.1, Notes in the denomination and principal amount specified opposite your names in Schedule A at the purchase price of 98% of the principal amount thereof.

3.	CLOSING.

(a) The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019 at 9:00 a.m., New York time, at a closing upon satisfaction or waiver of the conditions set forth in Section 4.1 (the “Closing”) on any Business Day on or prior to May 4, 2016 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the Closing Date and registered in your name (or in the name of your nominee), against delivery by you to the Company or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company (for the benefit of the Company) to account number 9429352149 at Bank of America, 100 Federal Street, Boston, Massachusetts 02110, ABA No. for wires 026009593.

(b) If on the Closing Date the Company fails to tender the Notes to you as provided in this Section 3, or any of the conditions specified in Section 4.1 shall not have been fulfilled to your satisfaction or waived, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights or remedies you may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS PRECEDENT.

4.1.	Conditions to Closing.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment, or waiver by you, prior to or at the Closing, of the following conditions (the date such conditions precedent are satisfied or waived being referred to as the “Closing Date”):

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects when made and at the Closing Date.

(b) Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.12) no Default or Event of Default shall have occurred and be continuing.

(c) Compliance Certificates.

(i) Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1(a), 4.1(b) and 4.1(g) have been fulfilled.

(ii) Secretary’s Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

(d) Opinions of Counsel. You shall have received opinions in form and substance satisfactory to you, dated the Closing Date, from (i) Weil, Gotshal & Manges LLP, counsel to the Company, in substantially the form attached as Exhibit 4.1(d)(i) and (ii) local counsel in the State of Pennsylvania in substantially the form attached as Exhibit 4.1(d)(ii) (and the Company instructs its counsel to deliver such opinions to you).

(e) Purchase Permitted By Applicable Law, etc. On the Closing Date your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject and (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System).

(f) Payment of Fees and Expenses. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing Date (i) all fees required to be paid on or before Closing Date hereunder including the reasonable and documented out-of-pocket fees and expenses of GSO Capital Partners LP incurred in connection with this Agreement and the transactions contemplated hereunder, (ii) the fees and the reasonable and documented out of pocket fees and expenses of the Agent, and (iii) all other accrued and unpaid fees, costs and expenses otherwise owed pursuant to this Agreement to the extent then due and payable at Closing, including any such costs, fees and expenses arising under or referenced in Section 15.1, including, to the extent invoiced at least two Business Days before the Closing Date, all reasonable and documented fees, charges and disbursements of Willkie Farr & Gallagher LLP, and Alston & Bird LLP, counsel to the Agent, in each case, to the extent reflected in a statement of such counsel rendered to the Company at least two Business Days prior to the Closing Date.

(g) Changes in Corporate Structure. Since December 31, 2015, the Company shall not have changed its jurisdiction of organization and shall not have succeeded to all or any substantial part of the liabilities of any other entity, other than pursuant to the Reorganization.

(h) Guarantee. Each Guarantor shall have executed and delivered the Guarantee in favor of you and the Other Purchasers and you shall have received a copy of the executed Guarantee.

(i) Note Documents. This Agreement shall have been executed and delivered by the Agent, the Company and each Purchaser. The Agent shall have received the information required to be delivered pursuant to Schedule A from each of the Purchasers. The Company shall have executed and delivered a fee letter to the Agent.

(j) Proceedings and Note Documents. All corporate and other proceedings in connection with issuance of the Notes issued under this Agreement and all Note Documents and instruments related thereto shall be reasonably satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

(k) Repayment of Certain Indebtedness. You shall have received an Officer’s Certificate, dated as of the Closing Date, certifying that (i) attached thereto is a true, correct and complete copy of the Company’s notice of redemption, dated as of April 13, 2016, in respect of the entire outstanding amount of the Company’s 8.750% Second Lien Senior Secured Notes due 2018 (the “Second Lien Notes”) to the holders of such notes in accordance with the terms of the Second Lien Indenture and that arrangements have been made for the satisfaction and discharge of the Second Lien Indenture as of the Closing Date and (ii) all of the Company’s outstanding Indebtedness in respect of borrowed money under the Existing PQ Credit Agreement and the Existing Eco Credit Agreement shall be repaid on the Closing Date.

(l) Governmental Authorizations, etc. All consents, approvals and authorizations of, or registrations, filings or declarations with, any Governmental Authority required in connection with the execution, delivery and performance by the Company and each Guarantor of each Note Document to which it is a party shall have been obtained and are in full force and effect at Closing.

(m) Consummation of the Reorganization. The Reorganization shall have been consummated, in accordance with the terms and conditions of the Transaction Agreement, but without giving effect to any amendments, waivers or consents that are materially adverse to the interests of the holders of the Notes, without the consent of the Administrative Holders.

(n) Receipt of Proceeds. Substantially concurrently with the issuance of the Notes, the Company shall have received gross proceeds of at least $1.825 billion from the issuance or incurrence of the Term Facility and Secured Notes.

(o) Revolving Credit Facility. Not more than $75.0 million of loans shall be borrowed or otherwise outstanding pursuant to the Revolving Facility on the Closing Date.

(p) Know Your Customer Deliverables. You and the Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information that you have requested or that is required by regulatory authorities under applicable “know your customer” and similar compliance procedures and under applicable anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and shall be reasonably satisfied with such information. You and the Agent each hereby confirm that you have received all documentation and information required pursuant to this clause.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you and, in the case of Sections 5.1, 5.2 and 5.15, to the Agent that:

5.1.	Organization; Power and Authority.

The Company is duly organized, validly existing and in good standing or equivalent status under the laws of its jurisdiction of organization, and is duly qualified as a foreign Person and is in good standing or equivalent status to transact business in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing or equivalent status would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Guarantor has the requisite corporate power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact its business as now conducted. The Company and each Guarantor has the requisite power and authority to execute and deliver the Note Documents to which it is a party and to perform the provisions thereof.

5.2.	Authorization, etc.

This Agreement and the other Note Documents have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each other Note Document will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The Guarantee has been duly authorized by all necessary corporate, limited partnership or limited liability company action (as the case may be) on the part of each Guarantor and upon execution and delivery thereof will constitute the legal, valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Disclosure.

As of the Closing Date, all written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) concerning Holdings, the Company and its Restricted Subsidiaries and the Transactions and that was included in the Offering Memorandum or otherwise prepared by or on behalf of Holdings or its subsidiaries or their respective representatives and made available to any Purchaser in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time). Since December 31, 2015, there has been no change in the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, except for changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiary, and (b) the type of entity of Holdings and each of its subsidiaries. Except for those Subsidiaries listed in the definition of Unrestricted Subsidiary, each Subsidiary listed in Schedule 5.4 is designated as a Restricted Subsidiary of the Company.

(b) Each of Holdings and each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing or equivalent status under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing or equivalent status in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5.	Governmental Approvals; No Conflicts

The execution and delivery of the Note Documents by the Company and each Guarantor party thereto and the performance by the Company and each Guarantor thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate Requirements of Law applicable to the Company and each Guarantor which violation, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate, result in a default under or result in the imposition of the Lien under (i) the Secured Notes, (ii) Senior Credit Facilities, (iii) the certificate of incorporation, by-laws, operating agreement or other organizational document of the Company or such Guarantor or (iv) any other material Contractual Obligation to which the Company or such Guarantor is a party which violation, in the case of this clause (c)(iv), would reasonably be expected to result in a Material Adverse Effect.

5.6.	Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as disclosed in the Offering Memorandum, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened in writing against or affecting Holdings, the Company or any Restricted Subsidiary or any property of Holdings, the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) None of Holdings, the Company or any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws and the USA PATRIOT Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.7.	Taxes.

Each of Holdings, the Company and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, including in its capacity as a withholding agent, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.8.	Title to Property; Leases.

Holdings, the Company and its Restricted Subsidiaries have good, valid, and marketable title to or a valid leasehold interest in their respective properties that are necessary in the ordinary conduct of its business except for minor defects in title that do not materially interfere with its ability to conduct its business and to utilize such assets for its intended purposes and where the failure to have such title or other interest would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of Holdings, the Company or any Restricted Subsidiary is in default (and, to the knowledge of the Company, there is no event or condition that would constitute a default after notice, lapse of time, or both) under any lease, and to the knowledge of the Company, no counterparty is in default (and, to the knowledge of the Company, there is no event or condition that would constitute a default after notice, lapse of time, or both) under any lease except for any such defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such properties and assets are owned free and clear of liens other than Permitted Liens.

5.9.	Licenses, Permits, etc.

The Company and its Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all copyrights embodied in software) and all other intellectual property rights (“IP Rights”) used to conduct the businesses of the Company and its Restricted Subsidiaries as presently conducted without, to the knowledge of the Company, any infringement, misappropriation, dilution or other violation of the IP Rights of third parties, except to the extent such failure to own or license or have rights to use would not, or where such infringement or misappropriation, dilution or other violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.	Compliance with ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

5.11.	Private Offering by the Company.

Subject to the truth and accuracy of your representations and the representations of the Other Purchasers in Section 6, the offer, sale and issuance of the Notes as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and the qualification or registration requirements of applicable blue sky laws.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you and the Other Purchasers in a manner that would require the Notes to be registered under the Securities Act. Neither the Company nor anyone acting on its behalf (other than you and the Other Purchasers, as to which the Company makes no representation or warranty) has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

None of the Company and the Guarantors, any of their respective Affiliates, or any person acting on any of their behalf (other than the Purchasers, as to whom the Company and the Guarantors make no representation or warranty) has engaged or will engage, in connection with the offering of the Notes, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those Notes sold in reliance upon Regulation S, (i) none of the Company, the Guarantors, any of their respective Affiliates or any person acting on their behalf (other than the Purchasers, as to whom the Company and the Guarantors make no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) the Company, the Guarantors and their respective Affiliates and any person acting on their behalf (other than the Purchasers, as to whom the Company and Guarantors make no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

5.12. Use of Proceeds.

On the Closing Date, the Company will apply the proceeds of the sale of the Notes to (a) repay the outstanding principal amount of any loans (and accrued and unpaid interest, if any) under the Existing PQ Credit Agreement and the Existing Eco Credit Agreement, (b) pay fees and expenses associated with the transactions contemplated hereunder and (c) finance a portion of the Reorganization. On the Closing Date, the Company will cause the satisfaction and discharge of the Second Lien Indenture.

5.13. Labor Disputes.

Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Company or any of its Restricted Subsidiaries pending or, to the knowledge of the Company or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Company and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters.

5.14.	Federal Reserve Regulations.

No part of the proceeds of the sale of the Notes will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or X.

5.15.	Foreign Assets Control Regulations, etc.

(a) (i) None of Holdings, the Company nor any of its Restricted Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of any of the foregoing is a Sanctioned Person; and (ii) the Company will not directly or, to its knowledge, indirectly, use the proceeds of the Notes or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Sanctioned Person.

(b) To the extent applicable, the Company and each Guarantor is in compliance in all material respects with (i) Sanctions applicable to it, (ii) the USA PATRIOT Act and (iii) the Anti-Corruption Laws.

(c) No part of the proceeds of the Notes will be used, directly or, to the knowledge of the Company, indirectly, for any payments to any foreign governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

5.16.	Investment Company Act.

Neither the Company nor any Restricted Subsidiary is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940, as amended.

5.17.	Environmental Matters.

(a) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Company nor any of its Restricted Subsidiaries is subject to or has received notice of any Environmental Claim or any Environmental Liability or knows of any basis for any Environmental Liability of the Company or any of its Restricted Subsidiaries and (ii) neither the Company nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(b) Neither the Company nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at or from any location, including any current or former Facility, or has knowledge of any other Releases of Hazardous Materials at any current or former Facility, in either case in a quantity or manner that would reasonably be expected to either (i) require investigation, removal, or remediation under applicable Environmental Law, (ii) give rise to Environmental Liability, or (iii) interfere with the Company’s or its Restricted Subsidiaries’ continued operations, that would have a Material Adverse Effect.

5.18.	Solvency of Guarantors.

As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date, (i) the sum of the debt (including contingent liabilities) of the Company and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Company and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Company and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Company and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) the Company and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under Statement of Financial Accounting Standards No. 5).

5.19.	Compliance with Laws.

Each of Holdings, the Company and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1.	Purchase for Investment.

(a) Each Purchaser represents that it is either (i) a QIB or (ii) an Accredited Investor and has such knowledge, skill, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Notes.

(b) Each Purchaser represents that it is purchasing the Notes solely for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes. Such Purchaser agrees to the placement of a legend on certificates representing the Notes to that effect.

6.2.	Restricted Securities.

(a) Each Purchaser and each subsequent holder of any Note, by its acceptance thereof, agrees to offer, sell or otherwise transfer (including, without limitation, by pledge or hypothecation) such Note only to (a) the Company or any of its Subsidiaries; or (b) to an Institutional Accredited Investor that is purchasing the Note for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.

(b) Each Purchaser understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(c) Except as disclosed to the Company, the Purchasers did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Purchasers except as otherwise provided for in this Agreement.

7.	INFORMATION AS TO COMPANY.

7.1.	Financial and Business Information.

The Company will deliver to the Agent (for delivery to each holder of Notes other than, in the case of any holder that has notified the Agent that it does not wish to receive the budget delivered pursuant to Section 7.1(d), the budget):

(a) Quarterly Statements—within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year) or, with respect to the fiscal periods ended June 30, 2016 and September 30, 2016, within 60 days after the end thereof, duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter,

(ii) consolidated statements of income of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

(iii) consolidated statements of cash flows of the Company and its Subsidiaries for such quarter or (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally; in addition, such financial statements shall be accompanied by a “Management’s Discussion and Analysis of Financial Condition and Results of Operation” describing significant factors resulting in changes during such fiscal quarter from the previous fiscal quarter; and

(iv) a presentation of EBITDA of the Company in the form provided to the holders of the Secured Notes.

(b) Annual Statements—within 90 days after the end of each fiscal year of the Company (or, with respect to the fiscal year ended December 31, 2016, within 120 days after the end thereof), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for any such qualification pertaining to the impending maturity of any Indebtedness within twelve months of the relevant audit); in addition, such financial statements shall be accompanied by a “Management’s Discussion and Analysis of Financial Condition and Results of Operation” describing significant factors resulting in changes during such fiscal year from the previous fiscal year; and

(iii) a presentation of EBITDA of the in the form provided to holders of the Secured Notes.

(c) Unrestricted Subsidiaries—if, at the time of delivery of any financial statements pursuant to Section 7.1(a) or (b), Unrestricted Subsidiaries account for more than 10% of (i) Consolidated Total Assets or (ii) the consolidated revenues of the Company and its Subsidiaries reflected in the consolidated statement of income included in such financial statements, an unaudited balance sheet for all Unrestricted Subsidiaries taken as whole as at the end of the fiscal period included in such financial statements and the related unaudited statements of income, stockholders’ equity and cash flows for such Unrestricted Subsidiaries for such period, together with consolidating statements reflecting all eliminations or adjustments necessary to reconcile such group financial statements to the consolidated financial statements of the Company and its Subsidiaries, shall be delivered together with the financial statements required pursuant to Sections 7.1(a) and (b);

(d) Budget—as soon as available, and in any event no later than 90 days after the commencement of each fiscal year of the Company, a consolidated financial plan and forecast for each fiscal quarter of such fiscal year (including budgeted statements of income for the

Company and its Restricted Subsidiaries on a consolidated basis and sources and uses of cash and balance sheets), with appropriate presentation and discussion in reasonable detail of the principal assumptions upon which such budget is based;

(e) SEC and Other Reports—promptly upon their becoming available and, as applicable, within five Business Days of the occurrence of the event required to be therein reported, one copy of (i) each financial statement, report, notice of an event of default or proxy statement or similar statement sent by the Company or any Subsidiary to public securities holders generally, to holders of the Secured Notes or to holders of the Existing Senior Notes or to lenders party to its credit facilities, and (ii) each regular or periodic report, each effective registration statement other than registration statements on Form S-8 (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material, including, for so long as the Notes are not freely transferable under the Securities Act, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act;

(f) Notice of Default or Event of Default—promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice to the Agent specifying the nature and period of existence thereof and what action the Company is taking or proposes, to the extent known, to take with respect thereto; and

(g) ERISA Matters—Promptly upon any Responsible Officer of the Company becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice to the Agent specifying the nature thereof.

Notwithstanding the foregoing, the financial statements, information and other documents required to be provided in Section 7.1, may be those of Holdings or any other direct or indirect parent of the Company, provided that if the financial information relates to such direct or indirect parent of the Company, the same is accompanied by consolidating information that summarizes in reasonable detail the differences between the information of such parent, on the one hand, and the information relating to the Company on a standalone basis, on the other hand. The Company will be deemed to have furnished the reports, information and notices referred to in this Section 7.1 if the Company, Holdings or any direct or indirect parent thereof has filed reports containing such information with the SEC or by posting such reports, information and notices on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgement.

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of electronic delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes and to the Agent), a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.	Inspection.

The Company will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by any of the holders of the Notes that is an Institutional Accredited Investor to visit and inspect any of the properties of the Company and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that the Company (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that, excluding such visits and inspections during the continuation of an Event of Default, (x) such representative shall not exercise such rights more often than one time during any calendar year and (y) only one such time per calendar year shall be at the expense of the Company; provided further that when an Event of Default exists, the representative may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice; provided further that, notwithstanding anything to the contrary herein, neither the Company nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Company and its subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the representative or any holder of the Notes that is an Institutional Accredited Investor (or any of their respective representatives or contractors) is prohibited by applicable law or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

7.4.	Board Observer Right.

Until the earlier of (a) the consummation of an initial public offering or (b) such time as GSO Capital Partners LP together with its affiliates collectively ceases to hold at least 50% of the Notes acquired by GSO Capital Partners LP on the Closing Date, the Company will invite a representative or designee of GSO Capital Partners LP, who will be an officer or employee of GSO Capital Partners LP or a controlled affiliate thereof other than a portfolio company (an “Observer”), to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, will give such Observer copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that (i) such Observer shall have a duty of confidentiality to the Company comparable to such duty of a director of the Company; (ii) that the Company reserves the right to withhold any information and to exclude such

Observer from any meeting or portion thereof (a) if GSO Capital Partners LP or its Observer owns (or has the contractual right to acquire) a material interest in an entity that derives a majority of its revenue from activities that are directly competitive with the business of the Company and its affiliates; or (b) if the information being discussed at such meetings or portions thereof, or included in such materials, relates to the strategy, negotiating positions or similar matters relating to the relationship of the Company or any of its Affiliates, on the one hand, with GSO Capital Partners LP or its Observer or any of their respective Affiliates, on the other hand, and (iii) any information received by such Observer solely in its capacity as such may not be shared with any prospective purchasers of the Notes or any other holder unless otherwise publicly disclosed by the Company or with the prior written consent of the Company or the Board.

8.	PREPAYMENT OF THE NOTES.

8.1.	Required Prepayments; Maturity.

No regularly scheduled prepayments are due on the Notes prior to their stated maturity and the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity thereof.

8.2.	Optional Prepayments; Acceleration of the Notes.

(a) The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of the Notes, at a prepayment price equal to:

(i) prior to the second anniversary of the Closing Date, 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount, plus accrued and unpaid interest thereon as of the date of prepayment and if such prepayment occurs on any date other than an Interest Payment Date, the Breakage Amount, if any; provided, however, that the Company may, on one or more occasions, at any time during such period, redeem up to 50% of the aggregate principal amount of outstanding Notes as of the Closing Date, at a redemption price equal to 106% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date), in an amount not to exceed the net proceeds from a registered public sale of (a) common stock or preferred stock of the Company by the Company (other than to a Subsidiary of the Company) or (b) the common stock or preferred stock of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds thereof are contributed to the Company (collectively, an “Equity Offering”) by the Company, provided that: (1) at least 50% of the aggregate principal amount of Notes as of the Closing Date (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 45 days of the date of the closing of such Equity Offering;

(ii) during the period commencing on the second anniversary of the Closing Date and ending on the day prior to the third anniversary thereof, 106% of the principal amount so prepaid, plus accrued and unpaid interest thereon as of the date of prepayment;

(iii) during the period commencing on the third anniversary of the Closing Date and ending on the day prior to the fourth anniversary thereof, 103% of the principal amount so prepaid, plus accrued and unpaid interest thereon as of the date of prepayment;

(iv) during the period commencing on the fourth anniversary of the Closing Date and ending on the day prior to the fifth anniversary thereof, 101% of the principal amount so prepaid, plus accrued and unpaid interest thereon as of the date of prepayment; and

(v) from the fifth anniversary of the Closing Date, 100% of the principal amount so prepaid, plus accrued and unpaid interest thereon as of the date of prepayment,

(b) The Company will give each holder of Notes to be prepaid (with a copy to the Agent) written notice of each optional prepayment under this Section 8.2 not less than 20 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount, if applicable, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, if applicable, the Company shall deliver to each holder of Notes (with a copy to the Agent) being prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount, if applicable, as of the specified prepayment date.

(c) In the event of any acceleration of the Notes in accordance with Section 12.1, including any acceleration occurring automatically under Section 12.1(a) as a result of the occurrence of an Event of Default under Section 11(i) or 11(j), any repayment of the Notes shall be made at the prepayment price applicable to optional prepayments in accordance with Section 8.2(a) as if such repayment were an optional prepayment made on the date of such acceleration.

8.3.	Mandatory Offer to Prepay Upon Change of Control.

(a) Notice of Change of Control or Control Event - The Company will, within 10 Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give notice of such Change of Control or Control Event to the Agent (who shall deliver such notice to each holder of Notes). If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in Section 8.3(b) and shall be accompanied by the certificate described Section 8.3(f).

(b) Offer to Prepay Notes—The offer to prepay Notes contemplated by Sections 8.3(a) shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”).

(c) Acceptance; Rejection—A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company and the Agent on or before the date specified in an officer’s certificate pursuant to Section 8.3(f). Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3, or to accept an offer as to all of the Notes held by the holder, within such time period shall be deemed to constitute rejection of such offer by such holder.

(d) Prepayment—Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at a prepayment price equal to:

(i) if the Change of Control or Control Event occurs prior to the second anniversary of the Closing Date, 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount, plus accrued and unpaid interest thereon as of the date of prepayment and if such prepayment occurs on any date other than an Interest Payment Date, the Breakage Amount, if any; and

(ii) if the Change of Control or Control Event occurs on or after the second anniversary of the Closing Date:

(1) during the period commencing on the second anniversary of the Closing Date and ending on the day prior to the third anniversary thereof, 106% of the principal amount so prepaid, plus accrued and unpaid interest thereon as at the date of prepayment;

(2) during the period commencing on the third anniversary of the Closing Date and ending on the day prior to the fourth anniversary thereof, 103% of the principal amount so prepaid, plus accrued and unpaid interest thereon as at the date of prepayment;

(3) during the period commencing on the fourth anniversary of the Closing Date and ending on the day prior to the fifth anniversary thereof, 101% of the principal amount so prepaid, plus accrued and unpaid interest thereon as at the date of prepayment; and

(4) from the fifth anniversary of the Closing Date, 100% of the principal amount so prepaid, plus accrued and unpaid interest thereon as at the date of prepayment.

The prepayment shall be made on the Proposed Prepayment Date except as provided in Section 8.3(f).

(e) Deferral Pending Change of Control – The Company shall be permitted to make the offer to purchase in advance and conditioned upon the Change of Control. The obligation of the Company to prepay Notes pursuant to the offers required by Section 8.3(a) and accepted in accordance with Section 8.3(c) is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such

Change of Control does not occur on or prior to the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change of Control occurs. The Company shall keep each holder of Notes and the Agent reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change of Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change of Control shall be deemed rescinded). Notwithstanding the foregoing, in the event that the prepayment has not been made within 90 days after such Proposed Prepayment Date by virtue of the deferral provided for in this Section 8.3(f), the Company shall make a new offer to prepay in accordance with Section 8.3(b).

(f) Officer’s Certificate—Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date, (ii) that such offer is made pursuant to this Section 8.3, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) that the conditions of this Section 8.3 have been fulfilled, (vi) in reasonable detail, the nature and date or proposed date of the Change of Control, (vii)(x) in the event the Change of Control occurred during the period specified in Section 8.3(d)(i), a calculation of the estimated prepayment price (calculated as if the date of such notice were the date of prepayment) setting forth the details such computation and (y) in the event the Change of Control occurred during the periods specified in Section 8.3(d)(ii), the amount of the prepayment premium and (viii) the date by which any holder of a Note that wishes to accept such offer must deliver notice thereof to the Company and the Agent, which date shall not be earlier than three Business Days prior to the Proposed Prepayment Date.

8.4.	Mandatory Offer to Prepay Upon Disposition of Certain Assets.

(a) Offer to Prepay Notes. Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in the provisions of Section 10.7 (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in Section 10.7(b)(i), will be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, the Company shall make an offer to all holders and, at the option of the Company, to any holders of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”) (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, or 100% of the accreted value thereof, if less, plus accrued and unpaid interest, if any, (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness) to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within thirty Business Days after the date that Excess Proceeds exceed $40.0 million by sending a notice which shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Asset Sale Offer. The

Company may satisfy the foregoing obligation with respect to such Net Proceeds by making an Asset Sale Offer prior to the expiration of the 365-day period provided in Section 10.7 (an “Advance Offer”) with respect to all or a portion of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Agreement or with respect to Excess Proceeds of $40.0 million or less..

(b) Acceptance; Rejection. A holder of Notes may accept any offer to prepay made pursuant to this Section 8.4 by causing a notice of such acceptance to be delivered to the Company and the Agent on or before the date specified by the Company. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. A failure by a holder of Notes to (1) respond to an offer to prepay made pursuant to this Section 8.4 or (2) accept such offer, in each case, within such time period shall be deemed to constitute rejection of such offer in its totality by such holder of Notes. Any holder of Notes that accepts such offer shall be deemed to have agreed to the prepayment of Notes in accordance with the following Section 8.4(c).

(c) Prepayment. Prepayment of the principal amount of Notes to be prepaid pursuant to this Section 8.4 shall be at a prepayment price equal to 100% of the principal amount so prepaid, plus accrued and unpaid interest thereon as of the date of prepayment. Such prepayment shall be made on the date specified in the offer described in Section 8.4(a). The amount of any such prepayment shall be allocated ratably among those holders opting to be prepaid in accordance with the percentage that the Notes held by such holders constitute of the Notes then outstanding.

8.5.	Allocation of Partial Prepayments.

In the case of each partial prepayment of Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.6.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any, and if such payment occurs on any date other than an Interest Payment Date, the Breakage Amount, if any, or other premium, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, Make-Whole Amount, if any, and other premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full, after such payment and upon the written request of the Company, shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

After the redemption date, upon surrender of the Notes to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed portion of the original Notes representing the same Indebtedness to the extent not redeemed shall be issued in the name of the holder of the notes upon cancellation of the original Notes.

8.7.	Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of any series of Notes at the time outstanding upon the same terms and conditions (it being agreed that the Company may purchase Notes from accepting holders pursuant to such offer on a non pro-rata basis to the extent the offer is not accepted by all holders). Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. The Company shall provide the Agent notice of any such offer on or before the date such offer is made by the Company or an Affiliate. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by the Company or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement (and notify Agent of the same) and no Notes may be issued in substitution or exchange for any such Notes.

8.8.	Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments through the second anniversary of the Closing Date with respect to the Called Principal of such Note over the amount of such Called Principal and accrued interest in respect of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or 8.3, if applicable, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called

Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon and premium that would be due after the Settlement Date and on or before the second anniversary of the Closing Date with respect to such Called Principal if the Called Principal were prepaid on such second anniversary in accordance with Section 8.2, it being understood that the amounts of succeeding interest payments cannot be ascertained with certainty at such time, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.6 or Section 12.1. Each determination of the Make-Whole Amount by the Company shall separately show a calculation of the succeeding interest payments used in determining the Remaining Scheduled Payments. If within two Business Days after receiving notice of such determination of the Make-Whole Amount by the Company, the Administrative Holders dispute the Company’s estimate of such succeeding interest payments, and so notifies the Company, the Company will request the principal London office of each of the Reference Banks to provide estimates of the amounts of such succeeding interest payments. If at least two such estimates are provided, each succeeding interest payment used in determining the Remaining Scheduled Payments shall be deemed to be the arithmetic mean of the interest payments as so determined by such Reference Banks.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or 8.3, if applicable, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.

The Company covenants that from the Closing Date and for so long as any of the Notes are outstanding:

9.1.	Compliance with Law.

The Company will, and will cause its Restricted Subsidiaries to, comply with the requirements of (i) OFAC and the FCPA and (ii) all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA, all Environmental Laws and the USA PATRIOT Act), except, in the case of clause (ii), to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

9.2.	Insurance.

The Company will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.	Maintenance of Properties.

The Company will, and will cause its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Company and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements would not reasonably be expected to have a Material Adverse Effect.

9.4.	Payment of Taxes and Claims.

The Company will, and will cause each Restricted Subsidiary to, (A) timely file all U.S. federal income tax returns, (B) timely file all other tax returns required to be filed in any jurisdiction, except any returns the non-filing of which would not reasonably be expected to have a Material Adverse Effect, and (C) pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5.	Existence, etc.

Subject to Section 10.4, the Company will at all times preserve and keep in full force and effect its existence. Subject to Sections 10.4 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate, partnership or limited liability company existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate, partnership or limited liability company existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

9.6.	Additional Subsidiary Guarantors.

The Company will not permit (i) any of its Restricted Subsidiaries that guarantees any Indebtedness under the Revolving Facility (other than any Foreign Subsidiary guaranteeing Foreign Subsidiary obligations thereunder), the Term Loan Credit Agreement, the Unsecured Notes or (ii) any of its Restricted Subsidiaries to guarantee any Indebtedness under any other syndicated bank or capital markets Indebtedness of the Company in an aggregate principal amount in excess of $50 million, unless such Restricted Subsidiary within 30 days enters into the Subsidiary Guarantee within 30 days and as a part thereof to deliver to each of the holders a copy of an executed joinder to the Guarantee.

9.7.	Ranking of Notes.

The Notes and the Company’s obligations under this Agreement will rank at least pari passu in right of payment with all of the Company’s unsecured Senior Indebtedness outstanding as of the Closing Date; provided, that, during any period that the Senior Credit Facilities and the Secured Notes or any other Indebtedness with a principal amount in excess of $1.825 billion outstanding as of the Closing Date is secured, the Notes and the Company’s obligations under this Agreement will rank at least pari passu in right of payment with all of the Company’s obligations under the Senior Credit Facilities and the Secured Notes or such other applicable documents governing such other Indebtedness.

9.8.	Books and Records.

The Company will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Company and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

9.9.	Use of Proceeds.

On the Closing Date, the Company will apply a portion of the proceeds of the sale of the Notes to (i) repay the outstanding principal amount of any loans (and accrued and unpaid interest, if any) under the Existing PQ Credit Agreement and the Existing Eco Credit Agreement, (ii) satisfy and discharge the Company’s obligations under Second Lien Indenture, (iii) pay fees and expenses associated with the transactions contemplated hereunder and (iv) finance a portion of the Reorganization.

9.10.	Environmental Reporting Requirements.

Promptly upon, and in any event within 10 Business Days after, the Company or any Restricted Subsidiary obtains knowledge thereof, the Company will provide the Agent notice of one or more of the following environmental matters to the extent any of the following would reasonably be expected to have a Material Adverse Effect: (i) any pending or threatened in writing Environmental Claim against the Company or any Restricted Subsidiary or any of their owned, leased, or operated real property; (ii) any condition or occurrence on or arising from any real property owned, leased, or operated by the Company or any Restricted Subsidiary that (A) results in noncompliance by the Company or any Restricted Subsidiary with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against the Company, any Restricted Subsidiary, or their owned, leased, or operated real property; (iii) any condition or occurrence on any of the Company’s, or any Restricted Subsidiary’s, owned, leased, or operated real property that would reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Company or any Restricted Subsidiary under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any real property owned, leased or operated by the Company or any Restricted Subsidiary as required by any Environmental Law or any Governmental Authority. All such notices shall describe in reasonable detail the nature of the Environmental Claim, the Company’s or any Restricted Subsidiary’s response thereto, and their potential exposure in Dollars with respect thereto.

10.	NEGATIVE COVENANTS.

The Company covenants that from the Closing Date and for so long as any of the Notes are outstanding:

10.1.	Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or any distribution on account of the Company’s, or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation other than:

(1) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company; or

(2) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation, in each case held by Persons other than the Company or a Restricted Subsidiary;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company or a Guarantor, other than:

(1) Indebtedness permitted under Sections 10.2(b)(vii) and (b)(viii); or

(2) the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company would incur $1.00 of additional Indebtedness under the provisions of Section 10.2(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments made by Section 10.1(b) other than Sections 10.1(b)(i) and (b)(ix) thereof), is less than the sum of (without duplication):

(A)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the fiscal quarter of the Company during which the Closing Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(B)

100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company since the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 10.2(b)(xii)(a)) from the issue or sale of: (i) (A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of: (x) Equity Interests to any future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries since the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 10.1(b)(iv); and (y) Designated Preferred Stock; and (B) to the extent such net cash proceeds or other property are actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 10.1(b)(iv)); or (ii) debt of the Company or any Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Company or its direct or indirect parent companies; provided, however, that this clause (ii) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(C)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital of the Company following the Closing Date other than (X) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 10.2(b)(xii)(a), (Y) by a Restricted Subsidiary and (Z) from any Excluded Contributions; plus

(D)	100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company or a Restricted Subsidiary by means of: (I) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries, repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries, repayments of loans or advances, releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, return of capital, income, profits and other amounts realized as a return or Investment from any Restricted Investment by the Company or its Restricted Subsidiaries, in each case since the Closing Date; or (II) the sale or other distribution (other than to the Company or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to Section 10.1(b)(vii) or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary since the Closing Date; plus

(E)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment of the Company or the Restricted Subsidiary in such Unrestricted Subsidiary (or the assets transferred), as determined by the Company in good faith or, if such fair market value may exceed $30.0 million, by the Board of Directors (or similar governing body) of the Company, a copy of the resolution of which with respect thereto will be delivered to the Agent at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets other than to the extent such Investment constituted a Permitted Investment; plus

(F)	in the event the Company or any Restricted Subsidiary of the Company makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Company, an amount equal to the fair market value of the existing Investment in such Person, to the extent such existing Investment constituted a Restricted Investment or was made pursuant to this Section 10.1(a) or Section 10.1(b) (other than Section 10.1(b)(xi) after the Issue Date; plus

(G)	$100.0 million, provided that this clause (G) shall not be available for any Restricted Payment within the meaning of Section 10.1(a)(i) or Section 10.1(a)(ii).

(b) The foregoing provisions will not prohibit:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or distribution such dividend, distribution or redemption payment would have complied with the provisions of this Agreement (assuming, in the case of a redemption payment, the giving of the notice would have been deemed a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

(ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent any such proceeds are contributed to the Company (in each case, other than any Disqualified Stock)

(“Refunding Capital Stock”) (with 60 days being deemed substantially concurrent), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of any Refunding Capital Stock (with 60 days being deemed substantially concurrent) and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 10.1(b)(vi), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the principal payment on, redemption, repurchase, defeasance, exchange or other acquisition or retirement of (x) Subordinated Indebtedness of the Company or a Guarantor made by exchange for, or out of the proceeds of, the substantially concurrent sale (with 60 days being deemed substantially concurrent) of, new Indebtedness of the Company or a Guarantor, as the case may be, or (y) Disqualified Stock of the Company or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (with 60 days being deemed substantially concurrent) of, Disqualified Stock of the Company or a Guarantor, that, in each case, is incurred in compliance with Section 10.2 so long as:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired, any tender premiums, plus any defeasance costs, accrued interest and any fees and expenses (including original issue discount, upfront or similar fees) incurred in connection therewith;

(2) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired for value;

(3) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired; and

(4) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity at the time incurred equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired;

(iv) a Restricted Payment to pay for the repurchase, redemption, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, officer, director, member of management, manager or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement including any Equity Interests rolled over by current or former management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies in connection with the Transactions (and including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition and any tax related thereto); provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $15.0 million in any calendar year (which shall increase to $20.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent company of the Company) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(1) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to any future, present or former employee, officer, director, member of management, manager or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 10.1(a)(iii); plus, in respect of any sale of Equity Interests in connection with an exercise of stock options, an amount equal to the amount required to be withheld by the Company or any of its direct or indirect parent companies in connection with such exercise under applicable law to the extent such amount is repaid to the Company or its direct or indirect parent company, as applicable, constituted a Restricted Payment and has not otherwise been applied to the payment of Restricted Payments by virtue of Section 10.1(a)(iii); plus

(2) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries or any of its direct or indirect parent companies after the Closing Date; plus

(3) the amount of any cash bonuses otherwise payable to employees, officers, directors, members of management, managers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect companies that are foregone in return for receipt of Equity Interests; less

(4) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (1), (2) and (3) of this clause (iv);

and provided further that cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from any future, present or former employee, officer, director, member of management, manager or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 10.1 or any other provision of this Agreement;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued or incurred in accordance with Section 10.2 to the extent such dividends are included in the definition of “Fixed Charges”;

(vi) (1) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company or any of its Restricted Subsidiaries after the Closing Date;

(2) the declaration and payment of dividends or distributions to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Closing Date, provided that the amount of dividends paid pursuant to this clause (2) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(3) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 10.1(b)(ii);

provided, however, in the case of each of (1), (2) and (3) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities, not to exceed the sum of (a) the greater of (x) $50.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (y) 1.25% of Consolidated Total Assets and (b) any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, however, that if any Investment pursuant to this clause (vii) is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) of the definition of Permitted Investments and shall cease to have been made pursuant to this clause (vii) for so long as such Person continues to be the Company or a Restricted Subsidiary;

(viii) redemptions, repurchases, retirements or other acquisitions of Equity Interests deemed to occur (a) upon exercise of stock options or warrants or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represent all or a portion of the exercise price of such options or warrants or other securities convertible into or exchangeable for Equity Interests and (b) in connection with the withholding portion of the Equity Interests granted or awarded to any future, present or former employee, officer, director, member of management, manager or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company or any of its Subsidiaries to pay for the taxes payable by such Persons upon such grant or award;

(ix) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Closing Date, in an amount not to exceed 6% per annum of the net cash proceeds received by or contributed to the Company in or from any public offering, other than public offerings with respect to the Company’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(x) Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions made since the Closing Date;

(xi) (1) other Restricted Payments not involving any Restricted Payments within the meaning of Section 10.1(a)(i) or Section 10.1(a)(ii) in an aggregate amount taken together with all other Restricted Payments made pursuant to this Clause (xi)(1) and any Investments made pursuant to clause (m) of the definition of Permitted Investments, that are at the time outstanding, not to exceed the greater of (x) $160 million and (y) 4.0% of Consolidated Total Assets plus (2) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) (2) that are at the time outstanding not to exceed the greater of (x) $50.0 million and (y) 1.25% of Consolidated Total Assets;

(xii) distributions or payments of Receivables Fees;

(xiii) any Restricted Payment used to fund the Transactions (including, after the Closing Date, to satisfy any payment obligations owing under the Transaction Agreement) and the fees and expenses related thereto or owed to Affiliates (including dividends to any direct or indirect parent company to permit payment by such parent of such amount), in each case with respect to any Restricted Payment to or owed to an Affiliate, to the extent permitted by Section 10.5;

(xiv) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those in Sections 8.3 and 8.4; provided that all Notes validly tendered and not validly withdrawn by holders in connection with an Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xv) the declaration and payment of dividends or distributions by the Company or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(1) (a) franchise, excise and similar taxes and fees and expenses necessary to maintain the Company’s and each Subsidiary’s corporate existence and (b) an amount equal to the Permitted Tax Distribution, not more than ten (10) Business Days prior to the date the underlying Tax is required to be paid to the relevant tax authority; provided that Holdings and any other direct or indirect group parent of the Company shall contribute to the capital of the Company, without duplication, Excess Tax Distributions and Tax Refunds attributable to prior Permitted Tax Distributions made by the Company pursuant to this clause, not later fifteen (15) Business Days following the date on which such amounts are paid, credited or otherwise made available to the group of which the Company is a member;

(2) customary wages, salary, bonus, severance and other benefits payable to, and indemnitees provided on behalf of, current or former officers, directors, employees, members of management, consultants and/or independent contractors of any direct or indirect parent company of the Company and any payroll, social security or similar taxes thereof to the extent such wages, salaries, bonuses, severance, indemnification, obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(3) interest and/or principal (other than to the extent constituting Restricted Payments within the meaning of clause (iii) of the definition of “Restricted Payments”) on Indebtedness the proceeds of which have been contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company (a) incurred in accordance with Section 10.2 and (b) for purposes of the definition of Consolidated Total Indebtedness; provided, that any dividends or distributions declared and paid by the Company or any Restricted Subsidiary in accordance with this clause with respect to interest on Indebtedness shall be included in Fixed Charges of the Company and its Restricted Subsidiaries;

(4) general corporate operating, legal and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(5) audit and other accounting and reporting expenses at such direct or indirect parent company to the extent relating to the ownership or operations of the Company and/or its Restricted Subsidiaries;

(6) (1) fees and expenses other than to Affiliates of the Company related to any equity or debt offering, acquisition, disposition or merger of such parent company (whether or not successful) and (2) Public Company Costs;

(7) (1) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent and (2) consisting of payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Company, any Restricted Subsidiary or any direct or indirect parent company or any of their respective immediate family members;

(8) payments permitted under Sections 10.5(b)(iii), (iv), (vii), (x) and (xix);

(9) payments to finance any Investment permitted to be made pursuant to this Section 10.1; provided that (1) such Restricted Payment shall be made within 60 days of the closing of such Investment, (2) such parent shall, promptly following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the Company or a Restricted Subsidiary or (B) the merger, consolidation or amalgamation to the extent permitted pursuant to Section 10.4 of the Person formed or acquired into the Company or a Restricted Subsidiary in order to consummate such acquisition or Investment in a manner that causes such Investment to be a Permitted Investment, (3) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary would have given such consideration or made such payment in compliance with this Agreement, (4) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section 10.1(a)(iv)(3)(C) and (5) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 10.1 (other than pursuant to Section 10.1(b)(x) hereof) or pursuant to the definition of “Permitted Investments”;

(xvi) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock, of Equity Interests in, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents) or the proceeds thereof;

(xvii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company, any of its Restricted Subsidiaries or any direct or indirect parent company of the Company;

(xviii) any Restricted Payment if immediately after giving pro forma effect thereto and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not have exceeded 3.75:1.00; and

(xix) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with the covenant in Section 10.4;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under Sections 10.1(b)(xi), (b)(xvi) and (b)(xviii), no Default shall have occurred and be continuing or would occur as a consequence thereof.

In determining whether any Restricted Payment is permitted by this Section 10.1, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in Sections 10.1(b)(i) through (b)(xix) or among such categories and the types of Restricted Payments described in Section 10.1(a) (including categorization in whole or in part as one or more of the clauses contained in the definition of “Permitted Investments”); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 10.1 and provided further that the Company and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 10.1 (based on circumstances existing at the time of such reclassification), and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this covenant to which such Restricted Payment or Permitted Investment has been reclassified.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date the Restricted Payment is made, or at the Company’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

As of the Closing Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, whether pursuant to Section 10.1(a) or Section 10.1(b)(vii), (b)(x), (b)(xi) or (b)(xviii) or pursuant to the definition of Permitted Investment and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Agreement.

For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Agreement.

10.2. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors under this Section 10.2(a) shall not exceed, in the aggregate, (together with all Indebtedness incurred under Section 10.2(b)(xviii) by Restricted Subsidiaries that are not Guarantors) the greater of (x) $190.0 million and (y) 4.5% of Consolidated Total Assets at any one time outstanding.

(b) The foregoing limitations will not apply to:

(i) Indebtedness incurred pursuant to Credit Facilities by the Company or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (a) and then outstanding does not exceed the sum of (A) the greater of $250.0 million and the Borrowing Base as of the date of such incurrence plus (B) the sum of (i) $900.0 million, (ii) the euro equivalent of $300.0 million based on the exchange rate in effect on the Closing Date and (iii) the Available Incremental Amount; provided that any Indebtedness incurred under this clause (i) may be refinanced, with additional Indebtedness in an amount equal to the principal of the Indebtedness so refinanced, plus any additional amount to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith;

(ii) the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (including any Guarantee);

(iii) Indebtedness of the Company and its Restricted Subsidiaries in existence, or pursuant to commitments existing, on the Closing Date, including the Secured Notes and the Existing Senior Notes, but excluding Indebtedness described in clauses (i) and (ii);

(iv) (a) Indebtedness (including Capitalized Lease Obligations, mortgage financings and purchase money obligations) incurred or Disqualified Stock issued by the Company or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease, replacement or improvement of property (real or personal) or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and (b) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refund, refinance or replace any other Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (iv); provided that the aggregate amount of Indebtedness incurred and Disqualified Stock and Preferred Stock issued pursuant to clauses (a) and (b) of this clause (iv) does not exceed the greater of (x) $200.0 million and (y) 5.0% of Consolidated Total Assets at any one time outstanding;

(v) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees or similar instruments supporting trade payables, bankers acceptances, warehouse receipts or similar facilities issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance (including premiums related thereto) or other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(vi) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with an acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition and Indebtedness arising from guarantees, letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments securing the performance of the Company or any Restricted Subsidiary pursuant to any such agreement;

(vii) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes within 90 days of the incurrence of such Indebtedness; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor within 90 days of the incurrence of such Indebtedness; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (viii);

(ix) shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock or Disqualified Stock not permitted by this clause (ix);

(x) (a) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk, and (b) Indebtedness in respect of any Bank Products or Cash Management Services provided by any agent or lender party to a Senior Credit Facility or any affiliate of such agent or lender (or any Person that was an agent or lender or an affiliate of an agent or lender at the time the applicable agreement pursuant to which such Bank Products or Cash Management Services are provided was entered into) in the ordinary course of business;

(xi) obligations (including reimbursement obligations with respect to guarantees, letters of credit, bank guarantees or other similar instruments) in respect of tenders, statutory obligations, leases, governmental contracts, trade contracts, stay, performance, bid, customs, appeal and surety bonds and performance and/or return of money bonds and completion guarantees or other obligations of a like nature provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or industry practices;

(xii) (a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Company since immediately after the Closing Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with Sections 10.1(a)(iv)(3)(B) and 10.1(a)(iv)(3)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.1(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (xii)(b), does not at any one time outstanding exceed the greater of (x) $200.0 million and (y) 5.0% of Consolidated Total Assets plus, in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness or Disqualified Stock, an amount equal to the amount of any tender premium or any premium required to be paid under the terms of the instrument governing such Indebtedness or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or the extensions, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness or Disqualified Stock (it being understood that any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xii)(b) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (xii)(b) but shall be deemed incurred or issued for the purposes of Section 10.2(a) from and after the first date on which the Company or such Restricted Subsidiary would have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under Section 10.2(a) without reliance on this clause (xii)(b));

(xiii) the incurrence by the Company or any Restricted Subsidiary of Indebtedness or issuance of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred (including any existing commitments unutilized thereunder) or Disqualified Stock or Preferred Stock issued as permitted under Sections 10.2(a), 10.2(b)(ii), 10.2(b)(iii), 10.2(b)(xii)(a), this clause 10.2(b)(xiii) and 10.2(b)(xiv) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance or renew such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness incurred or Disqualified Stock or Preferred Stock issued to pay accrued interest, premiums (including tender premiums), defeasance costs and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred or issued which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness);

(2) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (x) Indebtedness subordinated to or pari passu with the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to or pari passu with the Notes or the Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(3) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company, (y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor, or (z) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (1) of this clause (xiii) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness outstanding under a Credit Facility;

(xiv) (a) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition, merger, consolidation or amalgamation (or other purchase of assets) or (b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into or amalgamated or consolidated with or into the Company or a Restricted Subsidiary in accordance with the terms of this Agreement or that is assumed by the Company or any Restricted Subsidiary in connection with such acquisition, which with respect to this clause (b) is not incurred by such Persons in connection with, or in anticipation of, such acquisition, merger, amalgamation or consolidation; provided that such Indebtedness is in an aggregate amount not to exceed (i) the greater of (x) $50.0 million and (y) 1.5% of Consolidated Total Assets at any time outstanding plus (ii) unlimited additional Indebtedness if, in the case of each of (a) and (b) after giving effect to such acquisition, merger, amalgamation or consolidation, either

(1) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.2(a), or

(2) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(xv) Indebtedness (1) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (2) Indebtedness in respect of any commercial credit cards, stored value cards, purchasing cards, treasury management, check drawing and automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items, interstate depository network services, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management), dealer incentive, supplier finance or similar programs, current account facilities, employee credit card programs, overdraft facilities, foreign exchange facilities, payment facilities and, in each case, similar arrangements and cash management arrangements entered into in the ordinary course of business;

(xvi) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xvii)

(1) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement, or

(2) any guarantee by a Restricted Subsidiary of Indebtedness of the Company provided that such guarantee is incurred in accordance with Section 9.6, or

(3) any co-issuance by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Agreement;

(xviii) Indebtedness of non-Guarantor Subsidiaries of the Company incurred not to exceed, together with any other Indebtedness incurred under this clause (xviii) at any one time outstanding (together with all Indebtedness incurred under Section 10.2(a) by Restricted Subsidiaries that are not Guarantors), the greater of (a) $190.0 million and (b) 4.5% of Consolidated

Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (xviii) shall cease to be deemed incurred or outstanding for purposes of this clause (xviii) but shall be deemed incurred in accordance with Section 10.2(a) from and after the first date on which the applicable non-Guarantor Subsidiary could have incurred such Indebtedness under Section 10.2(a) without reliance on this clause (xviii);

(xix) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (1) the financing of insurance premiums, (2) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business and/or (3) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(xx) Indebtedness consisting of Indebtedness issued by the Company or any of its Restricted Subsidiaries to any stockholders of any direct or indirect parent company or any future, present or former employee, officer, director, member of management, consultant or independent contractor (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing), or any direct or indirect parent thereof, in each case to finance the purchase or redemption of Equity Interests of the Company, a Restricted Subsidiary or any of their direct or indirect parent companies to the extent described in Section 10.1(b)(iv);

(xxi) (a) Indebtedness incurred by a Receivables Subsidiary in a Receivables Facility that is not recourse to the Company or any Restricted Subsidiary other than the Receivables Subsidiary (except for Securitization Undertakings) and (b) to the extent constituting Indebtedness, obligations of the Company or a Restricted Subsidiary as seller or servicer under a Receivables Facility and any guarantee by the Company of such Indebtedness;

(xxii) Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(xxiii) Indebtedness consisting of obligations owing under dealer incentive, supply, license or similar agreements entered into in the ordinary course of business;

(xxiv) Indebtedness representing deferred compensation to directors, officers, employees, members of management, managers or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company incurred in the ordinary course of business and deferred compensation or other similar arrangements in connection with the Transactions or in connection with any Investments or any Restricted Payments permitted pursuant to Section 10.1;

(xxv) Indebtedness in an aggregate principal or face amount at any time outstanding not to exceed $30.0 million in respect of letters of credit, bank guarantees, surety bonds, performance bonds and similar instruments issued for general corporate purposes and denominated in currencies other than dollars, euros or pounds sterling;

(xxvi) Indebtedness arising in respect of Sale and Lease-Back Transactions not to exceed the greater of (x) $120.0 million and (y) 3.0% of Consolidated Total Assets;

(xxvii) Indebtedness consisting of guarantees of Indebtedness incurred by joint ventures not to exceed the greater of (x) $40.0 million and (y) 1.0% of Consolidated Total Assets;

(xxviii) Indebtedness in respect of the Specified Property Financing; and

(xxix) Indebtedness of the Company and/or any Restricted Subsidiary incurred in (a) a Specified Lease Transaction or (b) an NMTC Transaction; and

(xxx) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or continent interest or obligations described in clauses (i) through (xxix) above.

For purposes of determining compliance with this Section 10.2, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxx) above or is entitled to be incurred pursuant to Section 10.2(a), the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 10.2; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Closing Date shall be treated as incurred on the Closing Date under Section 10.2(b)(i).

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this Section 10.2. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 10.2.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness (plus premium (including tender premiums), fees, defeasance costs, accrued interest and expenses including original issue discount, upfront fees or similar fees) does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. Notwithstanding anything in this Section 10.2 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on Section 10.2(b) measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, if such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the percentage of Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), defeasance, costs and fees in connection with such refinancing.

In the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio or the Consolidated Total Leverage Ratio, as applicable, for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s option as elected on the date the Company or a Restricted Subsidiary, as the case may be, enters into or increases such commitments, either (a) be determined on the date of such revolving credit facility or such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio or the Consolidated Total Leverage Ratio, as applicable, test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this covenant irrespective of the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio or the Consolidated Total Leverage Ratio, as applicable, at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed, but undrawn amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this clause (a) shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio or the Consolidated Total Leverage Ratio, as applicable) or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment.

The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee within 90 days of the incurrence of such Indebtedness to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

In this Agreement, Indebtedness that is unsecured shall not be deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, and senior indebtedness shall not be deemed to be subordinated or junior to any other senior indebtedness merely because it has a junior priority with respect to the same collateral.

10.3. Liens.

The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee, on any asset or property of the Company or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(a) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(b) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to or restrict (i) Liens securing the Notes and the related Guarantees and (ii) Liens securing obligations in respect of (x) Indebtedness and other obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted to be incurred pursuant to Section 10.2(b)(i) and (y) obligations of the Company or any Guarantor in respect of any Bank Products or Cash Management Services provided by any agent or lender party to any Senior Credit Facility or any affiliate of such agent or lender (or any Person that was a lender or an affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products or Cash Management Services are provided were entered into).

Any Lien created for the benefit of the holders pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (a) and (b) above.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness will not be deemed to be an incurrence of Liens for purposes of this covenant.

10.4. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Company shall not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets on a consolidated basis, in one or more related transactions, to any Person unless:

(i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or trust organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under this Agreement and the Notes pursuant to a joinder or other document or instrument;

(iii) immediately after such transaction, no Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either

(1) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.2(a), or

(2) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(v) each Guarantor, unless it is the other party to the transactions described above, in which case Section 10.4(c)(i)(2) shall apply, shall have by joinder confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement and the Notes.

The Successor Company (if other than the Company) shall succeed to, and be substituted for the Company, as the case may be, under this Agreement and the Notes and in such event the Company will automatically be released and discharged from its obligation under this Agreement and the Notes.

(b) Notwithstanding Sections 10.4(a)(iii) and (a)(iv) (which do not apply to the following transactions), but subject to the remaining provisions of this Section 10.4:

(i) any Restricted Subsidiary may consolidate with or merge with or into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Company or any other Restricted Subsidiary;

(ii) the Company may consolidate with or merge with or into or wind up into an Affiliate of the Company solely for the purpose of reincorporating the Company in a state of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; and

(iii) the Company or any of its Subsidiaries may be converted into, or reorganized or reconstituted as a limited liability company, limited partnership or corporation in a state of the United States, the District of Columbia or any territory thereof.

(c) Subject to certain limitations described in this Agreement governing the release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor shall, and the Company shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not the Company or a Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions) unless:

(i) (1) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Agreement and such Subsidiary Guarantor’s related Guarantee pursuant to a joinder or other documents or instruments; and

(3) immediately after such transaction, no Default exists; or

(ii) the transaction is made in compliance with Section 10.7(a).

Subject to certain limitations described in this Agreement, the Successor Person (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under this Agreement and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Agreement and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, (1) any Subsidiary Guarantor may consolidate with or merge with or into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Subsidiary Guarantor or to the Company, (2) a Subsidiary Guarantor may consolidate or merge with or into or wind up or convert into an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in another state of the United States or the District of Columbia so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby, or (3) a Subsidiary Guarantor may convert into a Person organized or existing under the laws of a jurisdiction in the United States.

Sections 10.4(a)(iii) and (a)(iv) will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and the Restricted Subsidiaries.

10.5. Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $15.0 million, unless:

(i) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) the Company delivers with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of (x) $30.0 million, a resolution adopted by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate of the Company certifying that such Affiliate Transaction complies with clause (i) above and (y) $50.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing.

(b) The foregoing provisions will not apply to the following:

(i) transactions between or among the Company or any of its Restricted Subsidiaries, or an entity that becomes a Restricted Subsidiary as a result of such transaction, and any merger, consolidation or amalgamation of the Company and any direct or indirect parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and Capital Stock of the Company (or a parent company thereof) and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 10.1 and Investments constituting Permitted Investments;

(iii) (1) so long as no Event of Default under Section 11(a), (b), (i) or (j) shall have occurred and be continuing or would result as a consequence thereof, the payment of management, consulting, monitoring, transaction, oversight, advisory, termination and similar fees and related indemnities and expenses pursuant to the Sponsor Management Agreements as in effect on the Closing Date, and any amendment thereto or replacement thereof so long as any such amendment or replacement is not disadvantageous in any material respect, in the good faith judgment of the Company, to the holders when taken as a whole as compared to the Sponsor Management Agreements in effect on the Closing Date (it being understood that any amendment thereto or replacement thereof to increase any fees or other compensation payable or implement new fees or compensation payable pursuant to such Sponsor Management Agreements would be deemed to be materially disadvantageous to the holders) and (2) the payment of all indemnities and expenses owed to any Investors and each of their respective directors, officers, members of management, managers, employees and consultants, in each case of clauses (1) and (2) whether currently due or paid in respect of accruals from prior periods;

(iv) the payment of customary fees, reasonable out of pocket costs to and reimbursement of expenses and compensation paid to, and indemnities provided on behalf of or for the benefit of, future, present or former employees, officers, members of the Board of Directors (or similar governing body), members of management, managers, consultants or independent contractors (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of its direct or indirect parent companies or any of its subsidiaries;

(v) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi) any agreement as in effect as of the Closing Date, or any amendment, modification or extension thereof (so long as any such amendment is not disadvantageous in any material respect to the holders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined in good faith by the Company) or any transaction contemplated thereby;

(vii) the existence of, or the performance by the Company, any of its Restricted Subsidiaries or any direct or indirect parent of the Company of its obligations under the terms of, any stockholders or principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing transaction, agreement or arrangement or any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise disadvantageous in any material respect to the holders when taken as a whole as compared to the original agreement in effect on the Closing Date as determined in good faith by the Company;

(viii) (1) transactions with customers, clients, suppliers, joint ventures, contractors, or purchasers or sellers of goods or services or providers of employees or other labor, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Company and its Restricted Subsidiaries, in the good faith determination of the Board of Directors (or similar governing body) of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party on an arm’s length basis or (2) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice;

(ix) the issuance of Equity Interests (other than Disqualified Stock or Preferred Stock) of the Company or a Restricted Subsidiary to any person and the granting and performance of customary registration rights;

(x) payments by the Company or any of its Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Company in good faith or are otherwise permitted by this Agreement;

(xi) (1) payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management, consultants or independent contractors (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and collective bargaining agreements, employment agreements, severance arrangements, compensatory (including profit sharing) arrangements, stock option plans, benefit plan, health, disability or similar insurance plan and other similar arrangements with such employees, officers, directors, managers, members of management, consultants or independent contractors (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) and (2) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with future, present or former employees, officers, directors, members of management, consultants or independent contractors and (3) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the Board of Directors (or equivalent governing body) of any direct or indirect parent company or of the Company or any Restricted Subsidiary;

(xii) the Transactions and the payment of all fees and expenses related to the Transactions, including the Transaction Expenses and to satisfy any payment obligations under the Transaction Agreement after the Closing Date;

(xiii) any transaction effected as part of a Receivables Facility;

(xiv) any contribution to the capital of the Company or any Restricted Subsidiary;

(xv) transactions permitted by, and complying with, the provisions of Section 10.4 solely for the purpose of (1) reorganizing to facilitate any initial public offering of securities of the Company or any direct or indirect parent company of the Company, (2) forming a holding company, or (3) reincorporating the Company in a new jurisdiction;

(xvi) between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xvii) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent company of the Company or a Subsidiary of the Company, as appropriate, in good faith;

(xviii) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;

(xix) payments by the Company and its Restricted Subsidiaries pursuant to tax sharing, tax distribution or similar arrangements among any direct or indirect parent of the Company and its Subsidiaries on customary terms;

(xx) investments by the Investors in securities of the Company or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as the investment is being generally offered to other investors on the same or more favorable terms;

(xxi) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person;

(xxii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xxiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business; and

(xxiv) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement.

10.6. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(c) make loans or advances to the Company or any Guarantor; or

(d) sell, lease or transfer any of its properties or assets to the Company or any Guarantor, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Senior Credit Facilities, the Secured Notes, the Existing Senior Notes and the related documentation;

(ii) this Agreement, the Notes and the related Guarantees;

(iii) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property or assets so acquired;

(iv) applicable law or any applicable rule, regulation or order or the terms of any license, authorization, concession or permit provided by any Governmental Authority;

(v) any agreement or other instrument of a Person acquired (or assumed in connection with the acquisition of property) by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(vi) contracts or agreements for the sale of assets, including any restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.2 and 10.3 that apply solely to the assets securing such Indebtedness and/or the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of non-Guarantor Subsidiaries of the Company permitted to be incurred or issued subsequent to the Closing Date pursuant to the provisions of Section 10.2;

(x) customary provisions in any partnership agreement, limited liability company organizational governance document, joint venture agreement and other similar agreement entered into in the ordinary course of business;

(xi) customary provisions contained in leases, subleases, licenses or sublicenses, Equity Interests or asset sale agreements and other similar agreements, in each case, entered into in the ordinary course of business;

(xii) any other agreement governing Indebtedness entered into after the Closing Date if (1) such encumbrances and other restrictions are, in the good faith judgment of the Company, no more restrictive in any material respect taken as a whole with respect to the Company or any Restricted Subsidiary than (x) the restrictions contained in this Agreement as of the Closing Date or (y) those encumbrances and other restrictions that are in effect on the Closing Date with respect to that Restricted Subsidiary or the Company, as applicable pursuant to agreements in effect on the Closing Date, or (2) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Company in good faith, to make scheduled payments of cash interest on the Notes when due;

(xiii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xiv) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is a Guarantor, provided that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred subsequent to the Closing Date under Section 10.2 and either (1) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Company, taken as a whole, as determined by the Company in good faith, than the provisions contained in the Senior Credit Facilities as in effect on the Closing Date or (2) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Company in good faith, to make scheduled payments of cash interest on the Notes when due;

(xv) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 10.7 pending the consummation of such sale, transfer, lease or other disposition;

(xvi) customary restrictions and conditions contained in the document relating to any Lien so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this clause (xvi);

(xvii) restrictions created in connection with any Receivables Facility that in the good faith determination of the Company are necessary or advisable to effect such Receivables Facility;

(xviii) customary net worth or similar provisions contained in real property leases entered into by the Company or any Subsidiary so long as the Company or such Subsidiary has determined in good faith that such net worth or similar provisions would not reasonably be expected to impair the ability of the Company or such Subsidiary to meet its ongoing obligations;

(xix) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided, such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(xx) restrictions contained in any agreement with respect to any NMTC Transaction to the extent such restrictions apply only to the assets covered by or entities involved in such NMTC Transaction; and

(xxi) any encumbrances or restrictions of the type referred to in Sections 10.6(a), (b) and (c) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xviii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive in any material respect with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 10.6, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

10.7.	Asset Sales.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at the time of such Asset Sale at least equal to the fair market value as determined in good faith by the Company (such fair market value to be determined on the date of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration received therefor by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or the Guarantees, that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee and for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(2) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee (including earnouts or similar obligations) that are converted by the Company or such Restricted Subsidiary into Cash Equivalents, or by their terms are required to be satisfied for Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale,

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale, and

(4) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (4) that is at that time outstanding, not to exceed the greater of (x) $80.0 million and (y) 2.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (or, at the Company’s option, at the time of contractually agreeing to such Asset Sale), with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this Section 10.7(a)(ii) and for no other purpose.

(b) Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(i) to repay:

(A)	Obligations under the Senior Credit Facilities and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto;

(B)	Obligations under Indebtedness (other than Subordinated Indebtedness) that is secured by a Lien, which Lien is permitted by this Agreement, and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto;

(C)

Obligations under other Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary (and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto), provided that the Company shall equally and ratably reduce

Obligations under the Notes as provided under Section 8.2, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof or, if less, the accreted value thereof) or by making an offer (in accordance with the procedures set forth in Section 8.4 for an Asset Sale Offer) to all holders to purchase their Notes at 100% of the principal amount thereof or, if less, the accreted value thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(D)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

provided, that in the case of clause (C) above, (i) if an offer to purchase the Notes is made, such amount will be deemed repaid to the extent of the amount of such offer, whether or not accepted by the holders of the Notes, and no Net Proceeds in the amount of such offer will be deemed to exist following such offer;

(ii) to make (1) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (2) capital expenditures or (3) acquisitions of other properties or assets, in the case of each of (1), (2) and (3), used or useful in a Similar Business;

(iii) to make an Investment in (1) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (2) properties or (3) other assets that, in the case of each of (1), (2) and (3), replace the businesses, properties and/or other assets that are the subject of such Asset Sale; or

(iv) any combination of the foregoing;

provided that, in the case of clauses (ii) and (iii) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination (or, if later, 365 days after the receipt of such Net Proceeds); provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds (as defined below).

Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of any Asset Sales by a Foreign Subsidiary (a “Foreign Disposition”) is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 10.7, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Proceeds will be applied (whether or not repatriation actually occurs) in compliance with this covenant.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer under Section 8.4 is less than the Excess Proceeds (or in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with other covenants contained in this Agreement. If the aggregate principal amount of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

Pending the final application of any Net Proceeds pursuant to this Section 10.7, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Agreement by virtue thereof.

10.8.	Nature of Business.

From and after the Closing Date, the Company shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than the businesses engaged in by the Company or any Restricted Subsidiary on the Closing Date and similar, complementary, ancillary or related businesses.

10.9.	No Layering of Debt.

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is junior in right of security or payment (including without limitation by way of a junior lien, “second out” lien, second out payment priority, payment waterfall or similar provision) to the Senior Credit Facilities, the Secured Notes, the Existing Notes or any other Indebtedness of the Company or any of its Restricted Subsidiaries and senior in right of security or payment to the Notes (including without limitation as a result of being secured by liens on any assets or being guaranteed by any Person not guaranteeing the Notes), except with respect to any assets covered by or entities involving any NMTC Transaction.

10.10.	Limited Condition Acquisition.

At the option of the Company, using the date that the definitive agreement for such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness is entered into (the “Transaction Agreement Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” or “EBITDA.” For the avoidance of doubt, if the Company elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the Fixed Charge Coverage Ratio, Consolidated Total Leverage Ratio, Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio, Net Income, Consolidated Net Income or EBITDA of the Company, the target business or assets to be acquired subsequent to the Transaction Agreement Date and at or prior to the consummation of such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness is permitted to be incurred or in connection with compliance by the Company or any of the Restricted Subsidiaries with any other provision of this Agreement or any other transaction undertaken in connection with such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness and (b) until such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements are terminated, such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Agreement Date and on or prior to the consummation of such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under this Agreement after the date of such agreement and before the consummation of such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness; provided that in connection with the making of Restricted Payments, the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) will not, in any case, assume such acquisition or similar Investment has been consummated. In addition, compliance with any requirement in this Agreement relating to absence of Default or Event of Default may be determined as of the Transaction Agreement Date and not as of any later date as would otherwise be required under this Agreement. In the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken on the same date that any other item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any other Lien is incurred or other transaction is undertaken, then the Fixed Charge Coverage Ratio, Consolidated Total Leverage Ratio, Consolidated First Lien Debt Ratio and Consolidated Secured Debt Ratio will be calculated with respect to such incurrence, issuance or other transaction without regard to any other incurrence, issuance or transaction. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated Total Leverage Ratio, Consolidated First Lien Ratio and Consolidated Secured Debt Ratio.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, Make-Whole Amount, if any, or other premium, if any, on the Notes;

(b) default for more than 30 days in the payment when due of interest or Breakage Amount, if any, on or with respect to the Notes;

(c) failure by the Company for 120 days after receipt of written notice given by the Agent at the direction of the Required Holders to comply with any of its obligations, covenants or agreements described in Section 7;

(d) failure by the Company or any Guarantor for 60 days after the Company’s receipt of written notice given by the Agent at the direction of the Required Holders to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (a), (b) or (c) of this Section 11) contained in this Agreement or the Notes;

(e) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity or otherwise and results in the holder or holders of such Indebtedness causing such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any principal beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, or the maturity of which has been so accelerated, aggregate $70.0 million or more at any one time outstanding;

(f) failure by the Company or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $70.0 million, which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 90 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(g) the Guarantee of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, shall for any reason cease to be in full force and effect or any responsible officer of any Guarantor that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, as the case may be, denies that it has any further liability under its or their Guarantee(s) or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement;

(h) any representation or warranty made in writing by or on behalf of the Company or any Guarantor or by any officer of the Company or any Guarantor in this Agreement or the Guarantee or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made;

(i) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors;

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Company or any such Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 90 consecutive days;

(k) The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of Holdings, the Company or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(l) any of the Note Documents ceases to be in full force and effect (except, as to the release of any Guarantee, as provided in Section 1.2(b)) for any reason, including by reason of (A) its being declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or (B) the validity or enforceability thereof being contested by any of the Company or any Subsidiary Guarantor or any of them renouncing any of the same or denying that it has any or further liability under any Note Document to which it is a party.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11(i) or (j) has occurred, all the Notes then outstanding shall automatically become immediately due and payable, at the price calculated as of the acceleration date in accordance with Section 8.2(c).

(b) If any Event of Default (other than of a type specified in Sections 11(i) or (j)) with respect to the Company) occurs and is continuing under this Agreement, the Required Holders by notice to the Company (with a copy to the Agent) may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately, at the price calculated as of the acceleration date in accordance with Section 8.2(c).

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (w) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate, if any) and any Breakage Amount, if any, and (x) any applicable Make-Whole Amount or other premium determined in respect of such principal amount in accordance with Section 8.2(c) (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or other premium by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default (including an Event of Default arising under Sections 11(i) or (j)), is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b), the Required Holders by written notice to the Company (with a copy to the Agent), may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and any Make-Whole Amount, any Breakage Amount, if any, or other premium on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and any Make-Whole Amount, any Breakage Amount, if any, or other premium and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note or the Agent in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s or the Agent’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note or the Guarantee upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.	Registration of Notes.

The Company shall keep at its principal executive office at the address set forth at the beginning hereof, or such other address or agency as the Company shall have specified to the holder of each Note in writing, a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company and Agent shall not be affected by any notice or knowledge to the contrary. Promptly following the Closing Date and each subsequent change to the register and on the fifth Business Day prior to each date on which a payment is made to the holders, the Company shall provide a copy of the register to the Agent. The Company shall give to any holder of a Note that is an Institutional Accredited Investor or the Agent, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes. The Agent may conclusively rely upon the last delivered copy of the register.

13.2.	Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company or other designated agency for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver within five Business Days (subject to the last sentence of this paragraph), at the Company’ expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Note specified for the Notes of such series and tranche, if any. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations and warranties set forth in Section 6 and all other agreements and assumptions of obligations of a holder under this Agreement, including without limitation Article 24. The Company shall not effect any transfer within five Business Days of any date on which payments are to be paid to the holders.

Holders of the Notes may only transfer the Notes to Eligible Assignees. Upon any transfer, the Company shall require from such holder any administrative information and tax forms required by the Agent and promptly forward the same to the Agent upon receipt by such holder.

13.3.	Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another Institutional Accredited Investor holder of a Note with a minimum net worth of at least $50.0 million, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof, the Company at the holder’s expense (including, without limitation, attorney’s fees and disbursements in replacing such Note) shall execute and deliver within five Business Days, in lieu thereof, a new Note of the same series and tranche, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1.	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, any premium, if any, any Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made by 12:00p.m. noon on the due date by the Company in immediately available funds to the Agent for payment to the holders at the wire instructions provided to the Company and the Agent in writing.

14.2.	Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Agent, to the extent it has received such funds from the Company, will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, any premium, if any, Breakage Amount, if any, and interest by the method and at the wire instructions provided to the Company and the Agent in writing or by such other method as you shall have from time to time specified to the Company and the Agent in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Accredited Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

14.3.	Payments Generally.

The Agent shall remit all payments received by the Agent on account of amounts owed to any holder promptly to such holder; provided, that in the event any payment owed by the Company is made in part (or recovered from any other Person in part) and not in whole, the amount received by the Agent shall be ratably distributed to each holder to which a portion of such payment is owed based on the percentage that the Aggregate Amount Due to such holder constitutes of the Aggregate Amounts Due collectively to all holders to which a portion of such payment is owed. If the Agent collects any money or other property distributable in respect of the Company’s obligations under the Note Documents, it shall pay out the money or property in the following order: first, to the Agent (including any predecessor Agent), in payment for amounts due to the Agent under Section 15.1 or Section 23.8; second, to the holders for all amounts due and unpaid under the Note Documents (whether in the form of principal, Make-Whole, if any, premium, if any, Breakage Costs, if any, interest, fees, amounts due in accordance with Section 15.1 or 23.8 or otherwise), ratably, without preference or priority of any kind, according to the amounts due and payable to each such holder; and third, to the Company.

14.4.	Ratable Sharing.

The holders hereby agree among themselves that if any of them shall receive (whether by exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise), receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such holder) that is greater than the proportion received by any other holder in respect of the Aggregate Amounts Due to such other holder, then the holder receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify the Agent of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other holders so that all such recoveries of Aggregate Amounts Due shall be shared by all holders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing holder is thereafter recovered from such holder upon the bankruptcy or reorganization of the Company or its Subsidiaries or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing holder ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by the Company or any Guarantor pursuant to and in accordance with the express terms of the Note Documents or (2) any payment obtained by a holder as consideration for the assignment or transfer (other than an assignment or transfer pursuant to this Section 14.4) of its Note pursuant to Section 13.2. The Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a holder as to such assignment as fully as if that holder had complied with the provisions of Section 13.2 with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing holder and each selling holder agree to comply with the provisions of Section 13.2 at the request of a selling holder or a purchasing holder.

15.	EXPENSES, ETC.

15.1.	Transaction Expenses.

In the case of GSO Capital Partners LP, the Agent and each Other Purchaser’s initial costs and expenses in connection with the preparation of this Agreement and the other Note Documents, whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees of Willkie Farr & Gallagher LLP but limited to a single law firm to all Purchasers taken as a whole and, if reasonably required, local or other counsel in any material jurisdiction, and the reasonable and documented attorneys’ fees of Alston & Bird LLP) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions, with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note and (b) the reasonable and documented out-of-pocket costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes but limited, in the case of legal fees and expenses, to one counsel to such holders taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and solely in the case of any actual or perceived conflict of interest, (x) one additional counsel to all affected parties and (y) one additional local counsel in each relevant jurisdiction for all affected parties. The Company will pay, and will save you and each other holder of a Note and the Agent harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you). The Company will pay the fees of the Agent as agreed to in a separate fee letter.

15.2.	Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, the earlier resignation or removal of the Agent and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note through the payment or prepayment in full thereof, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guarantees embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1.	Requirements.

This Agreement, the Notes and the Guarantee may be amended, and the observance of any term hereof, of the Guarantee or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company (and the Guarantors, in the case of the Guarantee) and the Required Holders, except that:

(a) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding adversely affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, reduce the amount or postpone the time of any prepayment or payment of principal of, or fees on, or reduce the rate (other than via a waiver of the imposition of the Default Rate with respect to amounts not yet accrued, which may be made by the Required Holders) or postpone the time of payment or change the method of computation of interest or of the Make-Whole Amount or other premium on, the Notes or (ii) modify the provisions of Sections 8.4(c), 8.5, 8.7, 14.3, 14.4, 17.2(b) or any other provision requiring the pro rata treatment of the holders of the Note; provided, further, that so long as the KKR Entities hold no less than 20% of the aggregate outstanding amount of the Notes, the written consent of the KKR Entities shall be required to make any modification described in this clause (a)(ii);

(b) no such amendment or waiver may, without the written consent of each holder, (i) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, (ii) release all or substantially all of the Guarantors from their obligations under the Subsidiary Guarantees or (iii) amend the definition of Required Holders or Administrative Holders;

provided, that, if holders of at least 90% of the outstanding principal amount of the Notes have approved any such amendment or waiver in accordance with the foregoing Sections 17.1(a) or 17.1(b), then each holder of the Notes shall be deemed to have approved such amendment or waiver unless such amendment or waiver material adversely affects a holder that has not affirmatively consented to such amendment or waiver in a manner disproportionate to the adverse effect of such amendment or waiver on the other holders; and

(c) no amendment or waiver shall be valid without the Agent’s prior written consent if such waiver or amendment affects the rights, duties, protections, immunities or indemnities of the Agent.

The Company shall provide notice of any amendment or waiver to the Agent within five Business Days after the effectiveness of such amendment or waiver.

17.2.	Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17.2 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

17.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” or “the Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.	Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile or electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Agent in writing,

(b) if to any other holder of any Note, to such holder at such address as reflected in the register,

(c) if to the Company, at its address set forth at the beginning hereof to the attention of the Chief Financial Officer and the General Counsel, or at such other address as the Company shall have specified to the Agent in writing, or

(d) if to the Agent, to:

Wilmington Trust, National Association

50 South Sixth St., Suite 1290

Attention: PQ Corporation Administrator

Fax: 612-217-5651

Notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing; notices personally delivered will be deemed given at the time delivered by hand; notices given by facsimile will be deemed given when receipt is acknowledged; notices given by overnight air courier guaranteeing next day delivery will be deemed given the next Business Day after timely delivery to the courier; and notices given electronically will be deemed given when sent. The Company may satisfy its obligations to provide any notices to holders of the Notes provided for hereunder by delivering such notice to the Agent together with instructions directing the Agent to provide such notice to holders of the Notes.

The Company hereby acknowledges that (A) the Agent will make available to the holders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on Intralinks or another similar electronic system (the “Platform”) and (B) certain of the holders (each, a “Public Holder”) may have personnel who do not wish to receive material non-public information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Agent and the holders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) (provided, however, that to the extent such Company Materials constitute Confidential Information, they shall be treated as set forth in Section 20); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agent shall treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Each Public Holder agrees to cause at least one individual at or on behalf of such Public Holder to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Holder or its delegate, in accordance with such Public Holder’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material nonpublic information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO THE COMPANY OR ANY GUARANTOR, ANY HOLDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE

COMPANY’S OR GUARANTOR’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

19.	[INTENTIONALLY OMITTED]

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your Affiliates and your and their directors, trustees, officers, employees, agents, attorneys, advisors, sub-advisors, funding sources, investors, potential investors and other representatives and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes or, in the case of such advisors, sub-advisors, funding sources, investors, potential investors or other representatives, to the extent they are informed of the confidential nature of such Confidential Information and they agree to keep such Confidential Information confidential), (ii) your auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any federal or state regulatory authority having jurisdiction over you, (iv) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio, (v) any other Person with the prior written consent of the Company, (vi) any holder of a Note or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate, including pursuant to the terms of this Agreement (x) to effect compliance with any law, rule, regulation or order applicable to you, (y) in response to any subpoena or other legal process or (z) in connection with any litigation to which you are a party. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates or such funds, entities and accounts that are managed or advised by you or your Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to you in this Agreement (other than in this Section 21) shall be deemed to refer to such Substitute Purchaser in lieu of you. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to you all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, wherever the word “you” is used and any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to you, and you shall again have all the rights of an original holder of the Notes under this Agreement, as the case may be.

22.	TAXES

22.1.	Tax Gross Up.

Any and all payments by or on account of any obligation of Company under this Agreement to any holder shall be made without deduction or withholding for any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction (hereinafter a “Taxing Jurisdiction”), except as required by applicable law. If the deduction or withholding of any Tax shall at any time be required in respect of any amounts to be paid by the Company under this Agreement or the Notes or in respect of gains on the transfer of any Note, the Company shall pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted, or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of additional amounts shall be required to be made for or on account of:

(a) Any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere making of a loan or holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in a trade or business therein or having or having had an establishment, office, fixed base, or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made, to the Taxing Jurisdiction imposing the relevant Tax;

(b) Any Tax that would not have been imposed but for the delay or failure by the holder (following a written request by the Company) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request;

(c) Any Taxes imposed under FATCA;

(d) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such holder under this Agreement or the Notes pursuant to a law in effect on the date on which such holder becomes a party to this Agreement; or

(e) Any combination of clauses (a), (b), (c) or (d) above.

22.2.	Tax Forms.

By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness, duly complete and deliver to or as reasonably directed by the such properly completed and executed documentation reasonably requested by the Company and the Agent (including, without limitation, any applicable IRS Form W-8 or W-9) as will permit such payments to be made without withholding or at a reduced rate of withholding (collectively, “Forms”).

22.3.	Tax Receipts.

The Company will furnish the holders, promptly and in any event within 60 days after the date of any payment by the Company of any Tax in respect of any amounts paid under or in respect of this Agreement or the Notes the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder.

22.4.	Tax Indemnification.

If the Company is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Company would be required to pay any additional amount under this Section 22, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax assessed directly against a holder and such holder pays such liability then the Company will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Company) upon demand by such holder accompanied by an official receipt (or duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

To the extent required by any applicable law, Agent may withhold from any payment to any holder under a Note Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any holder (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such holder failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such holder shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any holder under a Note Document, any applicable withholding tax that was required to be withheld from any prior payment to such holder but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such holder under this Section.

22.5.	Mitigation.

(a) If any holder of a Note requests indemnification pursuant to Section 22.4, or the Company is required to pay any additional amount to any holder of a Note or any Taxing Jurisdiction for the account of any holder of a Note pursuant to Section 22.1, then such holder shall use reasonable efforts to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such holder, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 22.4 or 22.1, as applicable, in the future, and (ii) would not subject such holder to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such holder in any material respect.

(b) If any holder of a Note requests indemnification pursuant to Section 22.4, or the Company is required to pay any additional amount to any holder of a Note or any Taxing Jurisdiction for the account of any holder of a Note pursuant to Section 22.1, then the Company may, at its sole expense and effort, upon notice to such holder, (x) prepay any part of the Notes held by such holder, at a prepayment price equal to 100% of the principal amount so prepaid plus accrued and unpaid interest thereon as of the date of prepayment, without regard to any Make-Whole Amount or Breakage Amount, or (y) replace such holder by requiring such holder to transfer, assign and delegate (and such holder shall be obligated to transfer, assign and delegate), without recourse, all of its interests, rights and obligations under this Agreement to an Eligible

Assignee that shall assume such obligations (which Eligible Assignee may be another holder, if any holder accepts such transfer, assignment and delegation); provided that (A) such holder shall have received payment of an amount equal to accrued and unpaid interest and all other amounts payable to such holder hereunder as of the date of transfer, (B) such transfer, assignment and delegation will result in a reduction in the indemnification obligation pursuant to Section 22.4 or the additional amounts payable pursuant to Section 22.1, as applicable, and (C) such transfer, assignment and delegation does not conflict with applicable law. No holder of a Note shall be required to make any such transfer, assignment and delegation, and the Company may not prepay the Notes held by such holder pursuant to this clause, if, prior thereto, as a result of a waiver by such holder or otherwise, the circumstances entitling the Company to require such transfer, assignment and delegation or make such prepayment cease to apply.

22.6.	Survival.

The obligations of the Company under this Section 22 shall survive the making of any payment under this Agreement or a Note and the transfer of any Note. The provisions of this Section 22 shall also apply to successive transferees of the Notes.

23.	MISCELLANEOUS.

23.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2.	Jurisdiction and Process; Waiver of Jury Trial.

(a) Each party hereto irrevocably submits to the exclusive jurisdiction of any New York or federal court sitting in New York City, over any suit, action or proceeding arising out of or relating solely to this Agreement or the Notes. To the fullest extent permitted by applicable law, each party hereto irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each party hereto agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.2(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) Each party hereto irrevocably consents to process being served in any suit, action or proceeding solely of the nature referred to in Section 23.2(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 18, to it. Each party hereto agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 23.2 shall affect the right of any holder of a Note or the Agent to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes or the Agent, as applicable, may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

23.3.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount, other premium or Breakage Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

23.4.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.5.	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.6.	Effectiveness; Counterparts.

This Agreement shall become effective on the date hereof following execution hereof by the Company, the Agent and each Purchaser. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.7.	Governing Law; Submission to Jurisdiction.

This Agreement and the Notes shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

23.8.	Indemnification.

The Company shall indemnify the Agent, each holder and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel to the Indemnitees (excluding allocated costs of internal counsel) (limited to one primary outside counsel for the Agent and its Related Parties and one primary outside counsel for all other Indemnitees plus, in each case, any special or local counsel in each relevant jurisdiction and, in the case of an actual or reasonably perceived conflict of interest where the Indemnitees affected by such conflict inform the Company of such conflict and, thereafter, retains their own counsel, of another firm of counsel for all such affected Indemnitees) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any of its Affiliates arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Note Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Note or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Affiliates, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee (except that clauses (x), (y) and (z) below shall not apply to the Agent or any Related Party of the Agent), be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or such Indemnitee’s Related Parties), (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to be attributable to a material breach of such Indemnitee (or such Indemnitee’s Related Parties) of its obligations under the Note Documents, (y) relate to disputes solely among or between holders or (z) relate to any alleged breach of this Agreement by the holders or Purchasers, whether brought by a third party, the Company or its Affiliates; provided, further, that, for the avoidance of doubt, losses, claims, damages, liabilities or related expenses subject to indemnification or reimbursement under this Section 23.8 shall not include Taxes. The Company may, in its sole discretion, assume the defense of any claims brought against the Agent, subject to Agent’s determination of any actual or potential conflict of interest.

For the purpose of this Section 23.8, “Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, trustees, administrators, managers, agents, advisors and subadvisors of such person and of such person’s Affiliates.

To the fullest extent permitted by applicable Requirements of Law, (i) neither the Company nor any Guarantor shall assert, and the Company and each Guarantor hereby waives, any claim against any Indemnitee, and (ii) no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against any the Company or any Guarantor, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. The obligations of the Company under this Section 23.8 will survive the termination of this Agreement and the resignation or removal of the Agent.

23.9.	Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness, and senior Indebtedness shall not be deemed to be subordinate or junior to any other senior Indebtedness merely by virtue of its junior priority with respect to the same collateral;

(g) “$”, “U.S. Dollars”, “dollars” and “Dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts;

(h) “consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment;

(i) “will” shall be interpreted to express a command;

(j) references to “you” or “your” in this Agreement shall relate solely to the Purchasers or other holders of Notes and not to the Agent;

(k) provisions apply to successive events and transactions;

(l) unless the context otherwise requires, any reference to an “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Article, Section, clause, Schedule or Exhibit, as the case may be, of this Agreement;

(m) the words “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not any particular Article, Section, clause or other subdivision;

(n) references to sections of, or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(o) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

24.	NOTEHOLDER AGENT.

24.1. Appointment.

(a) Each holder hereby irrevocably designates and appoints Wilmington Trust, National Association to act as the Agent for the holders under this Agreement and the other Note Documents to which the Agent is a party and each holder irrevocably authorizes the Agent, in such capacity, to enter into and to take such action on its behalf under the provisions of this Agreement and each other Note Document to which it is a party, on behalf of such holder, binding such holder to the terms and conditions thereof.

(b) Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Note Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any holder or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against the Agent.

(c) In performing its functions and duties solely under this Agreement, the Agent shall act solely as the agent of the holders and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the holders. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Event of Default, except at the direction of the Required Holders. The provisions of this Article 24 are solely for the benefit of the Agent and the holders of Notes, and neither the Company nor any of its Subsidiaries or Affiliates shall have any rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Note Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

24.2.	Delegation of Duties.

The Agent may execute any of its duties under this Agreement and the other Note Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

24.3.	Exculpatory Provisions.

(a) Neither the Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Note Document believed to be in its powers (except to the extent that any of the foregoing are found by a final decision of a court of competent jurisdiction that is not subject to appeal to have resulted from its or such Person’s own gross negligence or willful misconduct), (ii) responsible in any manner to any of the holders for any recitals, statements, representations or warranties made by the Company or any Guarantor or any officer thereof contained in this Agreement or any other Note Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Note Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Note Document or for any failure of the Company or any Guarantor to perform its obligations hereunder or thereunder, (iii) liable to any Person for any action taken pursuant to direction from Required Holders, (iv) liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if such Agent has been advised of the likelihood of such loss or damage or (v) responsible for the satisfaction of any condition set forth in Article 4. The Agent shall not be under any obligation to any holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Document, or to inspect the properties, books or records of the Company or any Guarantor.

(b) The Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing. The Agent shall not be required to take any action at the direction of holders of Notes that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Note Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law. The Agent shall in no event be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(c) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Holders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.

24.4.	Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a holder or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.

24.5.	Non-Reliance on the Agent and Other Holders.

Each holder expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Company or any Guarantor or any of their Affiliates, shall be deemed to constitute any representation or warranty by the Agent to any holder. Each holder represents to the Agent that it has, independently and without reliance upon any other holder, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and the Guarantors and their Affiliates and made its own decision to purchase the Notes hereunder and enter into this Agreement. Each holder also represents that it will, independently and without reliance upon the Agent or any other holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Note Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and the Guarantors and their Affiliates. The Agent shall not have any duty or responsibility to provide any holder with any notice, credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company or any Guarantor or any of their Affiliates that may come into the possession of the Agent or any of their officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

24.6.	Indemnification.

The holders agree to indemnify the Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective pro rata share in effect on the date on which indemnification is sought under this Section (with such pro rata share calculated as such holder’s pro rata share of the aggregate outstanding Notes), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, including Environmental Claims, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Notes) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, this Agreement, the Notes or any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing and whether brought by a third party, the Company or any holders; provided that no holder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final decision of a court of competent jurisdiction not subject to appeal to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder, and the resignation or removal of the Agent hereunder.

24.7.	The Agent in its Individual Capacity.

The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and the Guarantors as though such Agent were not an Agent.

24.8.	Successor Agent.

The Agent (i) may resign as Agent upon thirty (30) Business Days’ notice to the holders and Company or (ii) may be removed at the direction of the Required Holders. If the Agent shall resign or be removed under this Agreement and the other Note Documents, then the Required Holders may appoint a successor agent, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders. If no successor Agent shall have been appointed by the Required Holders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent’s resignation or removal shall be effective at the expiration of such 30 days. After any retiring Agent’s resignation as Agent, the provisions of this Section 24 and of Sections 23.8 and 14.2 shall continue to inure to its benefit.

Any Person into which the Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust assets as a whole or substantially as a whole, or any Person resulting from any such conversion, merger, consolidation, sale or transfer to which the Agent is a party, shall (provided it is otherwise qualified to serve as the Agent hereunder) be and become a successor Agent hereunder and be vested with all of the rights, duties and obligations as was its predecessor without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto or any other Person, anything herein to the contrary notwithstanding.

24.9.	Agent’s Duties.

Whenever reference is made in this Agreement or any Note Document to any action by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Agent or to any amendment, waiver or other modification of this Agreement to be executed (or not to be executed) by the Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion or rights or remedies to be made (or not to be made) by the Agent, it is understood that in all cases such Agent shall be acting, giving, withholding, suffering, omitting, making or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed in accordance with this Agreement and the Note Documents. Notwithstanding anything in this Agreement or any Note Document to the contrary, the Agent will not in any event be required to take any action which exposes such Agent to personal liability, which is contrary to this Agreement, the Note Documents or law or with respect to which such Agent does not receive instructions or full indemnification satisfactory to it. In determining whether the requisite holders have directed any action or granted any approval requiring the direction or consent of the holders, the Agent may request and rely on written statements from each of the holders setting forth the outstanding principal amount of its Notes. The Agent shall not be required to take any such action or give any such approval prior to receiving such written statements. Notwithstanding anything else to the contrary herein, it is understood that in all cases the Agent shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from the Required Holders (or such other number or percentage of the holders of notes as shall be expressly provided for herein or in any other Note Document) in respect of such action. The Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Required Holders to provide such instruction, advice or concurrence. This provision is intended solely for the benefit of the Agent and its permitted successors and assigns and is not intended to, and will not, entitle the other parties hereto to any defense, claim or counterclaims under or in relation to any Note Documents, or confer any rights or benefits on any party hereto.

24.10.	Financial Liability.

No provision of this Agreement or any other Note Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require the Agent to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers if it shall have reasonable grounds for believing repayment of such funds or adequate indemnity against such risk or liability (including an advance of moneys necessary to take the action requested) is not reasonably assured to it except for such liability, if any, arising out of the gross negligence or willful misconduct in the performance of its duties hereunder as determined by a final judgment of a court of competent jurisdiction that is not subject to appeal.

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

[Signature Page follows]

Very truly yours,

PQ CORPORATION

By:	/s/ Joseph S. Koscinski
Name: Joseph S. Koscinski
Title: Vice President, Secretary &
General Counsel

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Joshua G. James
Name: Joshua G. James
Title: Vice President

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

GSO CAPITAL OPPORTUNITIES FUND II (LUXEMBOURG) S.A.R.L.

By:	/s/ William Foot
Name: William Foot
Title: Manager A

By:	/s/ Jean-Claude Koch
Name: Jean-Claude Koch
Title: Manager B

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

GSO CREDIT-A PARTNERS LP

By: GSO CAPITAL PARTNERS LP, its Investment Manager

By:	/s/ Marissa Beeney
Name: Marissa Beeney
Title: Authorized Signatory

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

GSO CREDIT-A PARTNERS LP

By: GSO CAPITAL PARTNERS LP, its Investment Manager

By:	/s/ Marissa Beeney
Name: Marissa Beeney
Title: Authorized Signatory

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

GSO CREDIT ALPHA FUND LP

By: GSO CAPITAL PARTNERS LP, its Investment Manager

By:	/s/ Marissa Beeney
Name: Marissa Beeney
Title: Authorized Signatory

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP

By: GSO CAPITAL PARTNERS LP, its Investment Manager

By:	/s/ Marissa Beeney
Name: Marissa Beeney
Title: Authorized Signatory

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

GSO CHURCHILL PARTNERS II LP

By: GSO CAPITAL PARTNERS LP, its Investment Manager

By:	/s/ Marissa Beeney
Name: Marissa Beeney
Title: Authorized Signatory

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

GSO CACTUS CREDIT OPPORTUNITIES FUND LP

By: GSO CACTUS CREDIT OPPORTUNITIES ASSOCIATES LLC, its general partner

By:	/s/ Marissa Beeney
Name: Marissa Beeney
Title: Authorized Signatory

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

CORPORATE CAPITAL TRUST, INC.

By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Authorized Signatory

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

PCOP II TOPCO INTERMEDIATE B L.P.

By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Authorized Signatory

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

MetLife Private Equity Holdings, LLC
By: MetLife SP Holdings, LLC, its sole member
By: Metropolitan Life Insurance Company, its sole member

By:	/s/ Justin E. Ryvicker
Name:	Justin E. Ryvicker
Title:	Director

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

MetLife Insurance K.K.
By: MetLife Investment Advisors, LLC, its Investment Manager

By:	/s/ Justin E. Ryvicker
Name:	Justin E. Ryvicker
Title:	Director

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

SVG Capital plc

By:	/s/ Lynn Fordham
Name:	Lynn Fordham
Title:	Director

By:	/s/ Stuart Ballard
Name:	Stuart Ballard
Title:	Company Secretary

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

Andrew Christopher Currie

By:	/s/ Mark Mitchell
Name:	Mark Mitchell
Title:	Attorney-in-fact

[Signature Page to Note Purchase Agreement]

The foregoing is agreed to as of the date thereof.

James Arthur Ratcliffe

By:	/s/ Mark Mitchell
Name:	Mark Mitchell
Title:	Attorney-in-fact

[Signature Page to Note Purchase Agreement]

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Name of Purchaser	Principal Amount of Notes to be Purchased	Taxpayer I.D. Number
GSO CAPITAL OPPORTUNITIES FUND II (LUXEMBOURG) S.À R.L.	$217,000,000
GSO CREDIT-A PARTNERS LP	$10,000,000
GSO CREDIT ALPHA FUND LP	$30,000,000
GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP	$10,000,000
GSO CHURCHILL PARTNERS II LP	$20,000,000
GSO CACTUS CREDIT OPPORTUNITIES FUND LP	$5,000,000

(1) All scheduled payments of principal and interest by wire transfer of immediately available funds to such bank account as may be designated and notified by the Purchaser to the Company in writing.

(2) Address for all notices and communications and for delivery of the Notes:

GSO CAPITAL OPPORTUNITIES FUND II (LUXEMBOURG) S.À R.L.:

GSO Capital Opportunities Fund II (Luxembourg) S.à r.l.

c/o GSO Capital Partners LP

345 Park Avenue, 31st Floor

New York, NY 10154

12017165632@TLS.LDSPROD.COM

With a copy to:

GSO Capital Partners LP

Attn: Legal

345 Park Avenue, 30st Floor

New York, NY 10154

gsolegal@gsocap.com

GSO CREDIT-A PARTNERS LP:

GSO Credit-A Partners LP

c/o GSO Capital Partners LP

345 Park Avenue, 31st Floor

New York, NY 10154

Attn: Alice Taormina/Isabelle Pradel

Phone: (212) 503-2148/2149

Fax: (214) 919-0506

Email: 12149190506@TLS.LDSPROD.com

With a copy to:

GSO Capital Partners LP

Attn: Legal

345 Park Avenue, 30st Floor

New York, NY 10154

gsolegal@gsocap.com

GSO CREDIT ALPHA FUND LP:

GSO Credit Alpha Fund LP

c/o GSO Capital Partners LP

345 Park Avenue, 31st Floor

New York, NY 10154

Attn: Alice Taormina/Isabelle Pradel

Phone: (212) 503-2148/2149

Fax: (469) 814-8617

Email: 14698148617@tls.ldsprod.com

With a copy to:

GSO Capital Partners LP

Attn: Legal

345 Park Avenue, 30st Floor

New York, NY 10154

gsolegal@gsocap.com

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP:

GSO Palmetto Opportunistic Investment Partners LP

Alice Taormina

345 Park Avenue, 31st Floor

New York, NY 10154

Phone: (212) 503-2148

Fax: (212) 503-6961

Email: alice.taormina@gsocap.com

Fax number: 1-972-996-7811

Email: 19729967811@tls.ldsprod.com

With a copy to:

GSO Capital Partners LP

Attn: Legal

345 Park Avenue, 30st Floor

New York, NY 10154

gsolegal@gsocap.com

GSO CHURCHILL PARTNERS II LP:

GSO CHURCHILL PARTNERS II LP

345 Park Avenue, 31st Floor

New York, NY 10154

Attn: Sal Aloia

Email: Sal.Aloia@gsocap.com

Phone: 212-503-6982

Fax: 214-646-1846

Email for notices: 12146461846@tls.ldsprod.com

With a copy to:

GSO Capital Partners LP

Attn: Legal

345 Park Avenue, 30st Floor

New York, NY 10154

gsolegal@gsocap.com

GSO CACTUS CREDIT OPPORTUNITIES FUND LP:

GSO Capital Partners LP

345 Park Avenue, 31st Floor

New York, NY 10154

Contact (loans only): Sal Aloia

Phone: 212-503-6982

Fax: (469)-919-5919

Email: 14699195919@tls.ldsprod.com

With a copy to:

GSO Capital Partners LP

Attn: Legal

345 Park Avenue, 30st Floor

New York, NY 10154

gsolegal@gsocap.com

Name of Purchaser	Principal Amount of Notes to be Purchased	Taxpayer I.D. Number
CORPORATE CAPITAL TRUST, INC.	$133,488,372.09
PCOP II TOPCO INTERMEDIATE B L.P.	$30,511,627.91

(1) All scheduled payments of principal and interest by wire transfer of immediately available funds to such bank account as may be designated and notified by the Purchaser to the Company in writing.

(2) Address for all notices and communications and for delivery of the Notes:

CORPORATE CAPITAL TRUST, INC.:

KKR Funding & Settlement Desk

C/O Treasury Department

555 California, 50th Floor

San Francisco, CA 94104

Attn: Mike Kantor

Tel: 415-315-6500

Fund Name: Corporate Capital Trust, Inc.

Email Address: CreditMiddleOffice@kkr.com

PCOP II TOPCO INTERMEDIATE B L.P.:

PCOP II Topco Intermediate B L.P.

c/o KKR Credit Advisors (US) LLC

555 California, 50th Floor

San Francisco, CA 94104

Attn: Mike Kantor

Phone: 415-315-6500

Fax: 415-391-3330

Email: CreditMiddleOffice@kkr.com

Name of Purchaser	Principal Amount of Notes to be Purchased	Taxpayer I.D. Number
METLIFE PRIVATE EQUITY HOLDINGS, LLC	$12,000,000
METLIFE INSURANCE K.K.	$13,000,000

(1) All scheduled payments of principal and interest by wire transfer of immediately available funds to such bank account as may be designated and notified by the Purchaser to the Company in writing.

(2) Address for all notices and communications and for delivery of the Notes:

METLIFE PRIVATE EQUITY HOLDINGS, LLC.:

Delivery of original Notes:

MetLife Private Equity Holdings, LLC

c/o Metropolitan Life Insurance Company

Securities Investments, Law Department

P.O. Box 1902

10 Park Avenue

Morristown, New Jersey 07962-1902

Attention: Chiraag Kumar, Esq.

Notices:

MetLife Private Equity Holdings, LLC

c/o Metropolitan Life Insurance Company

Investments, Alternatives

MetLife Private Equity Holdings, LLC

10 Park Avenue

Morristown, NJ 07962

Attn: Director – Mezzanine

email: alternatives@metlife.com

With a copy other than with respect to deliveries of financial statements to:

MetLife Private Equity Holdings, LLC

c/o Metropolitan Life Insurance Company

Investments, Law Department

Metropolitan Life Insurance Company

10 Park Avenue, P.O. Box 1902

Morristown, New Jersey 07962

Attn: Chief Counsel – Securities Investments (Alternatives)

email: ckumar19@metlife.com and Sec_Invest_Law@metlife.com

METLIFE INSURANCE K.K.:

Delivery of original Notes:

MetLife Insurance K.K.

c/o MetLife Investment Advisors, LLC

Investments Law

P.O. Box 1902

10 Park Avenue

Morristown, New Jersey 07962-1902

Attention: Chiraag Kumar, Esq.

Notices:

MetLife Asset Management Corp. (Japan)

Administration Department

ARCA East 7F, 3-2-1 Kinshi

Sumida-ku, Tokyo 130-0013 Japan

Attention: Administration Dept. Manager

Email: saura@metlife.co.jp

With a copy to:

MetLife Insurance K.K.

c/o MetLife Investment Advisors, LLC

Investments, Alternative Investments

P.O. Box 1902

10 Park Avenue

Morristown, New Jersey 07962-1902

Attention: Justin Ryvicker

Emails: alternatives@metlife.com and jryvicker@metlife.com

And:

MetLife Insurance K.K.

c/o MetLife Investment Advisors, LLC

P.O. Box 1902

10 Park Avenue

Morristown, New Jersey 07962-1902

Attention: Chiraag Kumar

Email: mhernandez@metlife.com

Name of Purchaser	Principal Amount of Notes to be Purchased	Taxpayer I.D. Number
SVG CAPITAL PLC	$30,000,000

(1) All scheduled payments of principal and interest by wire transfer of immediately available funds to such bank account as may be designated and notified by the Purchaser to the Company in writing.

(2) Address for all notices and communications and for delivery of the Notes:

SVG Capital plc

6 Kean Street

London WC2B 4AS

United Kingdom

Stephen.cunningham@svgcapital.com

Stuart.ballard@svgcapital.com

SVGCapitalNotices@svgcapital.com

Name of Purchaser	Principal Amount of Notes to be Purchased	Taxpayer I.D. Number
ANDREW CHRISTOPHER CURRIE	$4,000,000

(1) All scheduled payments of principal and interest by wire transfer of immediately available funds to such bank account as may be designated and notified by the Purchaser to the Company in writing.

(2) Address for all notices and communications and for delivery of the Notes:

With a copy to:

Mark Mitchell, INEOS AG, Avenue des Uttins 3, 1180 Rolle, Switzerland

Telephone: +41 (0)2 1627 7058

Fax: +41 (0)2 1627 7045

Email: mark.mitchell@ineos.com

Name of Purchaser	Principal Amount of Notes to be Purchased	Taxpayer I.D. Number
JAMES ARTHUR RATCLIFFE	$10,000,000

(1) All scheduled payments of principal and interest by wire transfer of immediately available funds to such bank account as may be designated and notified by the Purchaser to the Company in writing.

(2) Address for all notices and communications and for delivery of the Notes:

With a copy to:

Mark Mitchell, INEOS AG, Avenue des Uttins 3, 1180 Rolle, Switzerland

Telephone: +41 (0)2 1627 7058

Fax: +41 (0)2 1627 7045

Email: mark.mitchell@ineos.com

SCHEDULE B

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptable Commitment” is defined in Section 10.7(b)(iv).

“Accredited Investor” means an “accredited investor” within the meaning of Rule 501 under the Securities Act.

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other person existing at the time such other Person is consolidated, merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted LIBOR Rate” for each Interest Period means a rate per annum equal to 10.75% plus LIBOR Rate for such Interest Period.

“Administrative Holders” means (a) for the period that the Lead Purchasers and their Affiliates constitute Required Holders, (1) the Lead Purchasers acting together or (2) in the event that any Lead Purchaser no longer constitutes a holder, such other Lead Purchaser and (b) for the period that the Lead Purchasers and their Affiliates no longer constitute Required Holders, at the Company’s option either (1) the Required Holders or (2) such holder as the Company and the Required Holders may agree.

“Advance Offer” is defined in Section 8.4(a).

“Advance Portion” is defined in Section 8.4(a).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” is defined in Section 10.5(a).

“Agent” is defined in the preamble hereto.

“Agent Indemnitee” is defined in Section 24.6.

“Aggregate Amounts Due” is defined in Section 14.4.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act 2010, and other similar laws and regulations applicable to the Company or any Guarantor from time to time.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 10.2 and directors’ qualifying shares and shares issued to foreign nationals as required under applicable law);

in each case, other than:

(aa) any disposition of (i) Cash Equivalents (or other financial assets that were Cash Equivalents when the original Investment was made) or Investment Grade Securities, (ii) surplus, obsolete, used, damaged or worn out property or equipment in the ordinary course of business (whether now owned or hereafter acquired) or any disposition or consignment of equipment, inventory or goods (or other assets) held for sale in the ordinary course of business, (iii) property no longer used or useful in the conduct of business of the Company and its Restricted Subsidiaries and (iv) property or equipment that is otherwise economically impracticable to maintain;

(bb) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under Section 10.4 or any disposition that constitutes a Change of Control pursuant to this Agreement;

(cc) the making of any Restricted Payment that is permitted to be made, and is made, under Section 10.1 or the making of any Permitted Investment;

(dd) any disposition of assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value not to exceed $20.0 million;

(ee) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(ff) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(gg) (i) the sale, lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business and (ii) the termination of leases in the ordinary course of business;

(hh) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of such Unrestricted Subsidiary or any disposition of assets of such Unrestricted Subsidiary;

(ii) any disposition arising from foreclosure, casualty, condemnation or any similar action or transfers by reason of eminent domain with respect to any property or other asset of the Company or any of the Restricted Subsidiaries or exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement;

(jj) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Facility” (or a fractional undivided interest therein or pursuant to any factoring or similar arrangement);

(kk) dispositions in connection with the granting of a Lien that is permitted under the covenant described above under Section 10.3;

(ll) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 10.2;

(mm) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions, Specified Property Financing and asset securitizations, permitted by this Agreement;

(nn) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property, including, but not limited to, grants of franchises or licenses, franchise or license master agreements and/or area development agreements;

(oo) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(pp) the sale, discount or forgiveness of accounts receivable or notes receivable in the ordinary course of business or in connection with the collection or compromise thereof or the conversion of accounts receivable to notes receivable;

(qq) the abandonment of intellectual property rights in the ordinary course of business which in the reasonable good faith determination of the Company are uneconomical or not material to the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

(rr) termination of non-speculative Hedging Obligations;

(ss) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind in the ordinary course of business;

(tt) sales, transfers and other dispositions of Investments in joint ventures or any Subsidiary that is not a Wholly-Owned Subsidiary to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(uu) dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management or consultants of any direct or indirect parent company, the Company or any Subsidiary;

(vv) dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), which (i) do not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole, or (ii) relate to closed facilities or the discontinuation of any product line;

(ww) dispositions of non-core assets acquired in connection with any acquisition otherwise permitted under this Agreement and sales of Real Estate Assets acquired in any acquisition otherwise permitted under this Agreement; provided that the Net Proceeds received in connection with any such disposition shall be applied in accordance with Section 10.7 (it being understood that notwithstanding the foregoing such amounts and only such amounts shall not be required to be applied or otherwise comply with Section 10.7(a)(i) and (a)(ii)); and

(xx) sales, transfers, dispositions or conveyances that arise out of or relate to any (a) Specified Lease Transactions or (b) NMTC Transaction.

“Asset Sale Offer” is defined in Section 8.4(a).

“Available Incremental Amount” means an aggregate principal amount of up to the sum of (a) an unlimited amount of Indebtedness so long as the Consolidated First Lien Debt Ratio for the Company’s most recently ended four consecutive full fiscal quarters for which internal financial statements are available immediately preceding the incurrence or issuance of such Indebtedness, after giving pro forma effect to such incurrence or issuance and the application of the proceeds thereof, is either (i) less than or equal to 4.10:1.00 or (2) on a pro forma basis after giving effect to such incurrence of Indebtedness and any related transaction, the consolidated First Lien Debt Ratio does not increase as a result of such transaction, provided that in no event shall the First Lien Debt Ratio on a pro forma basis after giving effect to such incurrence of Indebtedness and any related transaction exceed 4.5:1.00; provided that, for the purposes of determining the amount that can be incurred under this clause (a), all Indebtedness then being incurred pursuant to this clause (a) on such date in reliance on this clause (a) shall be deemed to be included as Consolidated Total Indebtedness that is secured by Liens in clause (1) of the definition of “Consolidated First Lien Debt Ratio” plus (b) $200.0 million; provided, further, that the Company may elect to use clause (a) above prior to this clause (b), and if both clause (a) above and this clause (b) are available and the Company does not make an election, the Company will be deemed to have elected clause (a) above prior to the utilization of any amount available under this clause (b).

“Bank Products” means any services or facilities on account of credit or debit cards, purchase cards, stored value cards or merchant services constituting a line of credit.

“Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5, under the Exchange Act, except that in calculating the Beneficial Ownership of any particular “person” or “group,” as such terms are used in Section 13(d)(3) of the Exchange Act, such person or group shall be deemed to have Beneficial Ownership of all shares of Capital Stock that such person or group has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means the sum of (i) 85% of the eligible accounts receivable of the Company and the other borrowers and guarantors under any revolving Credit Facility (collectively, the “ABL Loan Parties”), plus (ii) the lesser of (x) 85% of the net orderly liquidation value of eligible inventory of the ABL Loan Parties or (y) 70% of the book value of the ABL Loan Parties’ eligible inventory (calculated at the lower of cost or market value), plus (iii) 100% of the cash and cash equivalents of the ABL Loan Parties on deposit in accounts secured by a first priority lien in favor of such Credit Facility.

“Breakage Amount” shall mean any loss, cost or expense reasonably incurred by any holder of a Note as a result of any payment or prepayment of any Note on a day other than an Interest Payment Date or at scheduled maturity thereof (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), and any loss or expense arising from the liquidation or reemployment of funds obtained by such holder or from fees payable to terminate the deposits from which such funds were obtained; provided that any such loss, cost or expense shall be limited to the time period from the date of such prepayment through the earlier of (a) the next Interest Payment Date and (b) the maturity date of the Notes. Each holder shall determine the Breakage Amount with respect to the principal amount of its Notes then being paid or prepaid (or required to be paid or prepaid) by written notice to the Company (with a copy to the Agent) setting forth such determination in reasonable detail not less than two Business Days prior to the date of prepayment in the case of any prepayment pursuant to Section 8 or any payment required by Section 12. Each such determination shall be conclusive absent manifest error.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Stock” means:

(a) in the case of a corporation, shares in the capital of such corporation;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Subsidiaries.

“Cash” means, at any time, cash in hand or at bank that is reported as cash in Company’s financial statements prepared in accordance with GAAP.

“Cash Equivalents” means:

(a) dollars, pounds sterling, euro, or any national currency of any participating member state of the EMU or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(b) securities issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(c) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date, in each case with any bank or trust company organized under, or authorized to operate as a bank or trust company under, the laws of the U.S., any state thereof or the District of Columbia and that has capital and surplus of not less than $100.0 million and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(d) commercial paper maturing within 24 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(e) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within 24 months after the date of creation thereof and in a currency permitted under clause (a) or (b) above;

(f) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency) with maturities of 24 months or less from the date of acquisition;

(g) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition and in each case in a currency permitted under clause (a) or (b) above;

(h) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in a currency permitted under clause (a) or (b) above;

(i) institutional money market funds registered under the Investment Company Act of 1940;

(j) in the case of any Foreign Subsidiaries, investments equivalent to those referred to in clauses (c) through (j) above denominated in foreign currencies customarily used by persons for cash management purposes in any jurisdiction outside the United States; and

(k) investment funds (including shares of any money market mutual fund) investing substantially all of their assets in securities of the types described in clauses (a) through (k) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit: treasury and/or cash management services, including, without limitation, other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement services, ACH transactions, return items, interstate depository network services, foreign exchange facilities, deposit and other accounts and merchant services (including, for the avoidance of doubt, all “Banking Services” as defined in the Senior Credit Facilities).

“Change of Control” means the occurrence of any of the following after the Closing Date:

(a) at any time prior to a Qualifying IPO, (i) the Permitted Holders cease to be the Beneficial Owners, directly or indirectly, of Voting Stock representing at least 51% of the total voting power of the Voting Stock of Holdings or (ii) CCMP Capital Advisors, LLC and their Affiliates (but not including any of their operating portfolio companies) cease to be the Beneficial Owner, directly or indirectly, of Voting Stock representing at least 51% of the total voting power of the Voting Stock of Holdings held by CCMP Capital Advisors, LLC and their Affiliates (but not including any of their operating portfolio companies) on the Closing Date;

(b) at any time on or after a Qualifying IPO (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Permitted Holders, becomes the Beneficial Owner, directly or indirectly of Voting Stock representing more than 50% of the total voting power of the Voting Stock of Holdings, and (ii) the Permitted Holders are not the Beneficial Owners of Voting Stock representing at least an equal percentage of the total voting power of the Voting Stock of Holdings (it being understood that a “Change of Control” shall not be deemed to have occurred with respect to clauses (a)(i) and (b) above if the Investors have, at such time, the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (or similar governing body) of Holdings);

(c) the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; and

(d) Holdings ceases to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Equity Interests of the Company.

provided that the creation of a Parent Company shall not in and of itself cause a Change of Control.

“Closing” is defined in Section 3(a).

“Closing Date” is defined in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the preamble hereto.

“Company Materials” is defined in Section 18.

“Company Percentage of Group Tax” means the percentage obtained by dividing (a) the income Tax that the Company and its Subsidiaries would have been required to pay for the relevant period if they had been a standalone group (computed at the highest marginal tax rate) by (b) the income Tax that is required to be paid by the consolidated group the parent of which is Holdings.

“Company Competitor” means (a) any competitor of the Company and/or any of its subsidiaries and (b) any Affiliate of any such competitor.

“Confidential Information” is defined in Section 20.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, (a) the total amount of depreciation and amortization expense, including without limitation the amortization of intangible assets (including amortization of deferred launch costs), deferred financing fees and Capitalized Software Expenditures, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and (b) the depreciation of assets of such Person and its subsidiaries acquired under capital leases, which is expensed in cost of goods sold and not included in depreciation and amortization under GAAP.

“Consolidated First Lien Debt Ratio” means, as of any date of determination, the ratio of the sum of (1) (a) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries that is secured by a first priority Lien as of such date of determination and (b) the Reserved Indebtedness Amount secured by a first priority Lien as of such date of determination to (2) EBITDA of such Person and its Restricted Subsidiaries, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries paid or payable in respect of such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par and other bank, administrative agency (or trustee) and financing fees, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptances, ancillary facilities or any similar facility or financing and hedging agreements, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) penalties and interest related to taxes, (ii) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees, (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility and (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) any extraordinary, non-recurring or unusual gains, income, losses, expenses or charges (including costs of and payments of actual or prospective legal settlements, fines, judgments or orders), Transaction Expenses, severance, relocation costs, integration costs, consolidation and costs related to the opening, closure, relocation and/or consolidation of facilities, signing, retention or completion costs and bonuses, recruiting costs, recruiting and hiring bonuses, transition costs, costs incurred in connection with acquisitions (whether or not consummated) after the Closing Date (including integration costs), consulting fees, legal fees and taxes related to issuances of significant options and curtailments or modifications to pension and post-retirement employee benefit plans and corporate reorganization shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period (including any impact of changes to inventory valuation methods, including changes in capitalization and variances and non-cash adjustments for LIFO accounting),

(c) any gains, charges or losses with respect to disposed, abandoned, closed or discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned and discontinued operations and facilities, plans or distribution centers that have been closed during such period, shall be excluded,

(d) any gains, income, losses, expenses or charges (less all fees and expenses relating thereto) attributable to asset dispositions (including asset retirement costs) or returned surplus assets of any employee pension benefit plan other than in the ordinary course of business shall be excluded,

(e) the Net Income (or loss) for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person,

(f) solely for the purpose of determining the amount available for Restricted Payments under Section 10.1(a)(iv)(3)(A), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent Person or any of its Restricted Subsidiaries thereof in respect of such period, to the extent not already included therein,

(g) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, leases, rights, fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent, deferred trade incentives and other lease-related items, advance billings and debt line items thereof) resulting from the application of recapitalization accounting or acquisition method of accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off or removal of revenue otherwise recognizable on any amounts thereof, net of taxes, shall be excluded or added back in the case of lost revenue,

(h) any income (loss) (less all fees and expenses or charges related thereto) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(i) any (a) goodwill or other asset impairment charges, write-offs or write-downs or (b) amortization of intangibles shall be excluded,

(j) any taxes based on income, profits, or capital that are not paid or payable currently in cash (i.e., non-cash book tax amounts) shall be excluded,

(k) any non-cash compensation charge, cost, expense, accrual or reserve including any such charge, cost, expense, accrual or reserve arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, and any cash charges associated with the rollover, acceleration or payment of management equity in connection with the Transactions shall be excluded,

(l) any fees, commissions and expenses incurred during such period, or any amortization or write-off thereof for such period in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(m) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP shall be excluded,

(n) any unrealized or realized net gain or loss resulting from currency translation or transaction gains or losses impacting net income (including currency remeasurements of Indebtedness), any net loss or gain resulting from hedge agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness) and any foreign currency translation or transaction gains or losses shall be excluded,

(o) any unrealized net gains and losses resulting from Hedging Obligations and the application of Accounting Standards Codification #815 as promulgated by the Financial Accounting Standards Board shall be excluded,

(p) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a good faith determination that it expects to receive reimbursement within 365 days (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), (x) the amount of any fee, cost, expense or reserve with respect to liability or casualty events or business interruption shall be excluded, and (y) proceeds of such insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace shall be included, and

(q) to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance, fees, costs, expenses or reserves incurred to the extent covered by indemnification provisions in any agreement in connection with any sale of Capital Stock, acquisition, Permitted Investment, Restricted Payment, Asset Sale, disposition, recapitalization, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (in each case, including any such transaction consummated prior to the Closing Date) shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 10.1 only (other than Section 10.1(a)(iv)(3)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Sections 10.1(a)(iv)(3)(D) and 10.1(b)(vii).

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date, determined with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as to any Person as at any date of determination, an amount equal to (x) the sum of (1) the aggregate amount of all outstanding Indebtedness (other than Indebtedness incurred in connection with any NMTC Transaction permitted under Section 10.2(b)(xxix)) of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, including for the avoidance of doubt any Indebtedness contemplated under Section 10.1(b)(xv)(3), and (2) the aggregate amount of all outstanding Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, less unrestricted cash and Cash Equivalents included on the consolidated balance sheet of such Person and any Restricted Subsidiaries as of such date; provided that “Consolidated Total Indebtedness” shall exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity date thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in unrestricted cash and Cash Equivalents, in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of the sum of (1)(a) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of such date of determination and (b) the Reserved Indebtedness Amount as of such date of determination to (2) EBITDA of such Person and its Restricted Subsidiaries, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(b) to advance or supply funds

(i) for the purchase or payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Event” means the execution by the Company of a definitive written agreement (excluding, for the avoidance of doubt, any letter of intent) that, when fully performed by the parties thereto, would result in a Change of Control.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Affiliates and (b) any parent company of the Company and such parent company’s Affiliates.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“CPQ” means CPQ Midco I Corporation.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or investors or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements, or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that refinance any part of the loans, notes or other securities, other credit facilities or commitments thereunder, including any such refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 10.2) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means 2% per annum above the then applicable Adjusted LIBOR Rate.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company, any Restricted Subsidiary or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 10.1(a)(iv)(3).

“Disqualified Institution” means (i) any Person that is or becomes a Company Competitor and is designated by the Company as such in a writing provided to the Agent after the date hereof, which designation shall not apply retroactively to disqualify any Person that has purchased the Notes and (ii) any Affiliate of any such Company Competitor that is reasonably identifiable on the basis of such Affiliate’s name or that the Company has otherwise identified as an Affiliate; provided that an entity becoming an Affiliate of a Company Competitor shall not retroactively disqualify any Person that has previously purchased the Notes.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any current or former employee or to any plan for the benefit of employees, directors, officers, members of management or consultants of the Company or its Subsidiaries or by any such plan to such employees, directors, officers, members or management or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a) increased (without duplication) by:

(i) provision for taxes based on income or profits or capital (including pursuant to any tax sharing or tax distribution arrangements), including, without limitation, federal, state, local, provincial, foreign, excise, franchise, property and similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes (including, in each case, penalties and interest related to such taxes or arising from tax examinations) of or with respect to such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(ii) Fixed Charges of such Person for such period plus bank fees and costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i), (ii), (iii), (iv) and (v) in the definition thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income plus commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and Hedging Obligations; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(iv) (a) Transaction Expenses and (b) transaction fees, costs and expenses (including rationalization, legal, tax and structuring fees, costs and expenses) incurred (1) in connection with the consummation of any transaction (or any transaction proposed and not consummated) permitted under this Agreement, including any Equity Offering, Permitted Investment, Restricted Payments, acquisitions, dispositions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (including any amortization or write-off of debt issuance or deferred financings costs, premiums and prepayment penalties) or similar transactions) or any Qualifying IPO, including (x) such fees, expenses or charges related to the offering of the Notes, the Senior Credit Facilities, the Secured Notes and the Receivables Facility, (y) any amendment or other modification of the Notes, any Credit Facility, the Secured Notes, the Existing Senior Notes and the Receivables Facility and (z) commissions, discounts, yield and other fees and charges (including any interest expense related to any Receivables Facility), in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) the amount of any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings (including sourcing), operating expense reductions, operating improvements, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, restructuring costs (including those related to tax restructurings), charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs, the opening, closure, relocation and/or consolidation of facilities and plants, unused warehouse space costs, costs related to entry into new markets, unused warehouse space costs, and consulting and other professional fees, signing or retention costs, retention or completion charges or bonuses, relocation expenses, severance payments, curtailments and modifications to or losses on settlement of pension and post-retirement employee benefit plans, excess pension charges, pension related charges under FASB ASC 715, accretion of asset retirement obligations in accordance with FASB ASC 410, contract termination costs, future lease commitments, new system design and implementation costs and project startup costs and expenses attributable to the implementation of cost savings initiatives and professional and consulting fees incurred in connection with any of the foregoing); plus

(vi) any other non-cash charges or losses, including (a) any write offs or write downs, (b) the vesting of warrants and stock options and other equity based awards compensation, (c)

losses on sales, disposals or abandonment of, or any impairment charges or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities, (d) all losses from investments recorded using the equity method (other than to the extent funded with cash) and (e) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(viii) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Permitted Holders or other persons with a similar interest in the Company or its direct or indirect parent companies to the extent otherwise permitted under Section 10.5 and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(ix) expected cost savings (including sourcing), operating expense reductions, other operating improvements and expense reductions and product margin synergies and product cost and other synergies projected by the Company in good faith to be realized as a result (i) the Transactions, and (ii) specified actions taken or to be taken by the Company or any of its Restricted Subsidiaries (calculated on a pro forma basis as though such cost savings, operating improvements and expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating improvements and expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, expense reductions, operating improvements and synergies are reasonably identifiable and factually supportable and are reasonably anticipated to be realized within 18 months after the change, acquisition or disposition that is expected to result in such cost savings, expense reductions, or operating improvements and other synergies (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”), provided that the aggregate amount of addbacks made under this clause (ix) shall not exceed an amount equal to 25% of EBITDA for the period of four consecutive fiscal quarters most recently ended (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (ix)); plus

(x) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(xi) (a) any charges, costs, expenses, accruals or reserves incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment benefit, any stock subscription or shareholder agreement or any distributor equity plan or agreement, including any fair value adjustments that may be required under liquidity puts for such arrangements, (b) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of the

Company, any direct or indirect parent company and/or any of its subsidiaries, in each case to the extent that such charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the capital of the Company as a result of capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Stock) of the Company solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 10.1(a)(iv)(3) and (c) any charges, costs, or expenses incurred in respect of bonus payments pursuant to employee incentive programs (including any bonus plans) that exceed 100% of the total amount projected for such payments, plus

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) of this definition of “EBITDA” below for any previous period and not added back; plus

(xiii) earn-out and contingent consideration obligations incurred or accrued in connection with any acquisition or other Permitted Investment and paid or accrued during such period and on similar acquisitions and Permitted Investments completed prior to the Closing Date, plus

(xiv) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a)(i) to (a)(iii) of this definition of “EBITDA” relating to such joint venture corresponding to such Person’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(xv) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs, plus

(xvi) at the option of the Company, (A) the excess of GAAP rent expense over actual cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent or the application of fair value adjustments made as a result of recapitalization or purchase accounting, in each case, for GAAP purposes, (B) the non-cash amortization of tenant allowances and (C) the cash portion of sublease rentals received by such Person; provided that, in each case, if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, such Person may determine not to add back such non-cash charge in the current period, plus

(xvii) the Consolidated Net Income attributable to the percentage ownership of any joint venture that is accounted for under the equity method attributable to the Company, plus

(xviii) the amount of travel expenses, payroll taxes, indemnification payments, director’s fees and any other charges, costs, expenses, accruals or reserves incurred in connection with, or amounts payable to, any director of the board of the Company or its parent entities in connection with such director serving as a member of such Board of Directors and performing his or her duties in respect thereof, plus

(xix) Synthetic Lease Obligations, to the extent deducted as an expense in such period, plus

(xx) other add-backs and adjustments reflected in the model made available to the Lead Purchasers on Intralinks in April 2016.

(b) decreased (without duplication) by:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period, plus

(ii) any net income from disposed or discontinued operations; and

(c) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of ASC Topic Number 460 (Guarantees).

For purposes of testing the covenants under this Agreement in connection with any transactions, the EBITDA of the Company and the Restricted Subsidiaries shall be further adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio (other than as set forth in the proviso of the first paragraph of such definition).

“Eco Opco” means Eco Services Operations LLC.

“Eligible Assignees” means (a) a Purchaser, (b) a financial institution or any other “accredited investor” (as defined in Regulation D of the Securities Act or (c) any Affiliate of a Purchaser, provided that in any event, “Eligible Assignee” shall not include (i) any natural person or (ii) any Disqualified Institution.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Claim” means any claim, written notice, demand, order, action, suit, or proceeding alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release, or threatened Release of Hazardous Material.

“Environmental Law” means any and all present and future applicable federal, state, local, and foreign treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other legally binding requirements, in each case having the force and effect of law, and the common law, including possessing all applicable Environmental Permits and compliance with requirements thereof, relating to protection of the environment, employee health and safety or Hazardous Materials, including, without limitation,

CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials).

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(b) issuances to any Subsidiary of the Company; and

(c) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company or any Restricted Subsidiary under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any Pension Plan, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan or a failure to make a required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan; (f) the imposition of liability on the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan, or the receipt by the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) a failure by the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (i) a determination that any Pension Plan is, or is reasonably expected to be, in “at-risk” status, within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; or (j) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to Section 303(k) ERISA with respect to any Pension Plan.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” is defined in Section 11.

“Excess Proceeds” is defined in Section 8.4(a).

“Excess Tax Distribution” means, for any year, the excess of (x) Permitted Tax Distributions made to fund estimated Tax payments for such year, over (y) the income Tax determined to be the Company Percentage of Group Tax due for such year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company after the Closing Date from:

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 10.1(a)(iv)(3).

“Existing Eco Credit Agreement” means that certain credit agreement (as amended, restated or otherwise modified from time to time), dated as of December 1, 2014, by and among Eco Opco, a Delaware limited liability company, as the borrower, Eco Services Intermediate Holdings LLC, a Delaware limited liability company, as holdings, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as issuing bank, administrative agent and collateral agent.

“Existing PQ Credit Agreement” means that certain credit agreement (as amended, restated or otherwise modified from time to time), dated as of November 8, 2012, by and among the Company, as the borrower, CPQ Midco I Corporation, a Delaware corporation, as holdings, each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as L/C issuer and Credit Suisse AG, Cayman Islands Branch, as administrative agent, swing line lender and L/C issuer.

“Existing Senior Notes” means the 8.500% Senior Notes due 2022 issued pursuant to an indenture dated as of October 24, 2014, by and among Eco Opco and Eco Finance Corp. as issuers and Wilmington Trust, National Association, as Trustee.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $30.0 million or more and otherwise by an officer of the Company (unless otherwise provided in this Agreement).

“FACTA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code, any intergovernmental agreement between the U.S. and any other jurisdiction that facilitates the implementation of such Sections of the Code and any treaty, law, regulation or other official guidance issued under or with respect to the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio (1) EBITDA of such Person and its Restricted Subsidiaries for such period to (2) the Fixed Charges of such Person and its Restricted Subsidiaries the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Calculation Date. In the event that such Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repurchases, redeems, retires or extinguishes any Indebtedness (other than Indebtedness under any revolving credit facility or revolving advances under any Receivables Facility, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during such applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, retirement or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period for which internal financial statements are available; provided, however, that the pro forma calculation shall not give any effect to any Indebtedness incurred on such determination date pursuant to Section 10.2(b).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers (including the Transactions), consolidations and discontinued operations (as determined in accordance with GAAP), Subsidiary designations and any operational changes or cost savings initiatives that the Company or any of its Restricted Subsidiaries has determined to make/or has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations, discontinued operations and operational changes (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation, discontinued operation or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such indebtedness during the applicable period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with GAAP.

“Fixed Charge Coverage Ratio Calculation Date” is defined in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period;

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period; and

(d) all cash dividends or other distributions paid pursuant to Section 10.1(b)(xv)(3).

“Foreign Disposition” is defined in Section 10.7.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Forms” is defined in Section 22.2.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Closing Date, except for any reports required to be delivered under Section 7.1, which shall be prepared in accordance with GAAP in effect on the date thereof. At any time after the Closing Date, the Company may irrevocably elect to apply IFRS accounting principles in lieu of GAAP, and upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS pursuant to the previous sentence.

“Government Official” means any officer, director, or employee of any Governmental Authority. Without limiting the foregoing, “Government Official” includes any government officer, director, or employee, any officer, director, or employee of any government-controlled entity, public international organization, or state-owned or -controlled (in whole or in part) corporation, business, or organization, any Person acting in an official capacity for or on behalf of any Governmental Authority, or any political party, party official, or candidate for public office.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national body or public international organization exercising such powers or functions, such as the European Union or the European Central Bank), in each case whether associated with a state or locality of the U.S., the U.S., or a foreign government. Without limiting the foregoing, “Governmental Authority” includes or any state-owned or -controlled (in whole or in part) corporation, business, or organization of any country.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” is defined in Section 1.2(a).

“Guarantor” means each Person that Guarantees the Notes in accordance with the terms of this Agreement.

“Hazardous Material” means (a) any petroleum or petroleum products, radioactive materials, asbestos or asbestos containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance that might pose a hazard to health or safety and is regulated under any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies (including, for the avoidance of doubt, under all “Hedging Obligations” as defined in the Senior Credit Facilities).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Holdings” means PQ Holdings Inc.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002, as in effect from time to time, to the extent relevant to the applicable financial statements.

“incur” or “incurrence” is defined in Section 10.2(a).

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid within 30 days of becoming due and payable and (iii) any such obligations under ERISA or liabilities associated with customer prepayments and deposits; or

(iv) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of: (i) the fair market value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and (2) deferred or prepaid revenues provided, further, that in no event shall obligations under any Hedging Obligations be deemed “Indebtedness” for any calculation of a financial ratio under this Agreement.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness hereunder.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Institutional Accredited Investor” means an institution that is an “accredited investor” within the meaning of Rule 501(a)(1),(2),(3) or (7) under the Securities Act.

“Intellectual Property” means all intellectual property recognized anywhere in the world including (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, utility models, patent applications (and foreign counterparts), utility model applications (and foreign counterparts), patent disclosures and invention disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof; (b) all trademarks, service marks, trade dress, logos and trade names and other source indicators, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets, methods, processes, ideas, and proprietary or confidential business information (including documented ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, lab journals (from current and past employees), reports, handwritten and electronic presentations, analytic procedures, protocols and results, retained samples, visiting customer reports and tech service reports, and business and marketing plans and proposals) whether or not reduced to writing and in whatever form, including information retained in an individual’s mind or memory; (e) all computer software; (f) all websites and internet domain name registrations; (g) all copies and tangible embodiments of the foregoing items in (a)-(f) (in whatever form or medium); (h) all goodwill associated with any of the foregoing and (i) any and all rights to sue for past infringement of, and any other claims with respect to, any and/or all of the rights arising from (a)-(h).

“Interest Payment Dates” means the 15th day of each March, June, September and December in each year, commencing June 15, 2016 until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise); provided that if an Interest Payment Date shall fall on a day which is not a Business Day, such Interest Payment Date shall be deemed to be the first Business Day following such Interest Payment Date.

“Interest Period” means the period commencing on the date of the Closing and continuing up to, but not including June 15, 2016, and thereafter each period commencing on an Interest Payment Date and continuing, in each case, up to, but not including, the next Interest Payment Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person directly in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, directors, distributors, consultants and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes thereto) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in value or any write-downs or write-offs, but giving effect to any repayments thereof in the form of loans and any return on capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of such Investment). For purposes of the definition of “Unrestricted Subsidiary” and Section 10.1:

(a) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Investors” means (i) CCMP Capital Advisors, LLC and their Affiliates but not including, however, any of their operating portfolio companies and (ii) Ineos Investments Partnership and their Affiliates but not including, however any of their operating portfolio companies.

“IP Rights” is defined in Section 5.9.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“KKR Entities” means KKR Credit Advisors (US) LLC, together with its affiliates, funds managed or sub-advised by it or its affiliates, and any entity or any affiliate of any entity that administers, advises or manages it.

“Lead Purchasers” means GSO Capital Partners LP and the KKR Entities.

“LIBOR Rate” means the greater of:

(a) the London interbank offered rate for deposits in U.S. Dollars for a period of three months which appears on the Reuters Screen LIBOR01 Page (or such other page as may replace that page on that service or such other service as may replace that service for the purposes of displaying such rate) as of 11:00 a.m., London time, on the date which is two Business Days (the “Rate Determination Date”) prior to the commencement of each Interest Period. If such rate does not appear on the Reuters Screen LIBOR01 Page (or such other page as aforesaid) on such day, the LIBOR Rate for such Rate Determination Date shall be the interest rate per annum reasonably determined by the Agent in good faith to be the rate per annum at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate aggregate principal amount of the Notes, continued or converted by the Agent and with a term equivalent to such Interest Period would be offered to the Agent by major banks in the London or other offshore interbank market for U.S. Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) 1.00% per annum.

“Lien” means, with respect to any asset, any mortgage, lien, deed of trust, hypothecation, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Make-Whole Amount” is defined in Section 8.8 with respect to the Notes.

“Management Investors” means the officers, directors, employees and other members of the management of the Company, any direct or indirect parent company of the Company and/or any Subsidiary of Holdings.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operation, in each case, of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its payment obligations under this Agreement and the Notes, or (c) the ability of any Subsidiary Guarantor to perform its obligation under its Guarantee, or (d) the rights and remedies (taken as a whole) of the holders of the Notes under this Agreement and the Notes.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof (including pursuant to any tax sharing or tax distribution arrangements), taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) secured by a Lien on the assets disposed of required (other than required by Section 10.7(b)(i)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“NMTC Transactions” means one or more transactions involving the disposition and/or financing of Real Estate Assets owned by any Subsidiary of Holdings in the form of a new market tax credit financing or similar financing, in an aggregate amount not to exceed $75.0 million.

“Note Documents” means the Note Purchase Agreement, the Guarantee and the Notes.

“Notes” is defined in Section 1.1.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnification, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Observer” is defined in Section 7.4.

“Offering Memorandum” means the offering memorandum dated as of April 26, 2016 with respect to the offering by the Company of $625,000,000 of 6.75% Senior Secured Notes due 2022.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officer’s Certificate” means a certificate signed by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in this Agreement.

“Other Purchasers” is defined in Section 2.

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“Parent Company” means any Person so long as such Person directly or indirectly owns at least 80.0% of the total voting power of the Capital Stock of the Company, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holders), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provisions), directly or indirectly, of 50.0% or more of the total voting power of the Voting Stock of such Person.

“Pari Passu Indebtedness” is defined in Section 8.4(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Company or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 10.7.

“Permitted Holders” means (i) each of the Investors, (ii) each of the Management Investors and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Permitted Holders and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

“Permitted Investments” means:

(a) any Investment in the Company or any of its Restricted Subsidiaries;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Company or any of its Restricted Subsidiaries in a Person (including in the Equity Interests of such Person) if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary;

(ii) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; or

(iii) no Default shall have occurred or be continuing or will result therefrom,

and, in each case, any Investment held by such Person; provided that (1) such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer and (2) Investments by the Company or any Guarantor in any Person that does not become a Guarantor will be limited under this clause (c) to an amount not to exceed the greater of (x) $160.0 million and (y) 4.0% of Consolidated Total Assets at any one time outstanding;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.7(a) or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any extension, modification, replacement, renewal or reinvestments of any such Investments existing or committed on the Closing Date (other than reimbursements of Investments in the Company or any Subsidiary); provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment or commitment as in existence on the Closing Date or (y) as otherwise permitted under this Agreement;

(f) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable;

(ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates, or

(iv) in settlement of debts created in the ordinary course of business;

(g) Hedging Obligations permitted under Section 10.2(b)(x);

(h) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 1.75% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (h) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (h) for so long as such Person continues to be a Restricted Subsidiary;

(i) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 10.1(a)(iv)(3);

(j) guarantees (including Guarantees) of Indebtedness permitted under Section 10.2, performance guarantees and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with Section 10.3, including, without limitation, any guarantee or other obligation issued or incurred under the Senior Credit Facilities in connection with any letter of credit issued for the account of the Company or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(k) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 10.5(b) (except transactions described in Sections 10.5(b)(ii), (b)(v) and (b)(viii));

(l) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(m) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) and any Restricted Payments made pursuant to Section 10.1(b)(xi) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities), not to exceed the greater of (x) $160.0 million and (y) 4.0% of Consolidated Total Assets (with the fair market value of each investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (m) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (m) for so long as such Person continues to be a Restricted Subsidiary;

(n) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company, are necessary or advisable to effect any Receivables Facility;

(o) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, managers, consultants or independent contractors and members of management of the Company (or their respective immediate family members), any of its Subsidiaries or any direct or indirect parent of the Company not in excess of $5.0 million outstanding at any one time, in the aggregate (calculated without regard to write-downs or write-offs thereof);

(p) loans and advances to present or former officers, directors, employees, consultants, managers, members of management and independent contractors of payroll payments or other compensation and for travel, moving, entertainment and other similar expenses, drawing accounts and similar expenditures, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof;

(q) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(r) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course;

(s) Investments in the Company or any Subsidiary or any joint venture as required by, or made pursuant to, intercompany cash management arrangements, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements or related activities arising in the ordinary course of business;

(t) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(u) Investments in joint ventures in an aggregate amount not to exceed the greater of (x) $80.0 million and (y) 2.0% of Consolidated Total Assets outstanding at any one time;

(v) the Notes and the related Guarantees;

(w) guarantees of leases (other than capital leases) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

(x) Investments (i) constituting deposits, prepayments and other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Company or any Subsidiary.

(y) Investments made in connection with any NMTC Transaction; and

(z) Additional Investments so long as, after giving pro forma effect thereto the Consolidated Total Leverage Ratio does not exceed 4.75:1.00.

“Permitted Liens” means, with respect to any Person:

(a) (x) (i) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation or regulations, health, disability or other employee benefits or property and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty, liability or other insurance to the Company and its Subsidiaries; or (y) Liens, pledges and deposits in connection with bids, tenders, contracts (other than for Indebtedness for borrowed money) or leases, statutory obligations, surety, stay, customs, bid and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, performance and completion guarantees and other obligations of a like nature (including letters of credit in lieu of any such items or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items described in this clause (a);

(b) Liens imposed by law, such as landlord’s, banks’, carriers’, warehousemen’s, workmen, materialmen’s, repairmen’s, construction and mechanics’ Liens, (i) for sums not yet overdue for a period of more than 30 days, (ii) being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (iii) with respect to which the failure to make payment would not reasonably be expected to have a material adverse effect;

(c) Liens for taxes, assessments or other governmental charges (i) not yet overdue for a period of more than 30 days, (ii) which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, (iii) for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property or (iv) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Closing Date;

(e) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness permitted to be incurred pursuant to Section 10.2(b)(iv), (b)(xii)(b), (b)(xiv)(b), (b)(xviii) or (b)(xxvi); provided that (i) Liens securing Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to Section 10.2(b)(iv)) are limited to the assets financed with such Indebtedness, Disqualified Stock or Preferred Stock and any replacements thereof, additions and accessions thereto and the proceeds and products thereof and related property and (ii) Liens securing Indebtedness permitted to be incurred pursuant to Section 10.2(b)(xviii) extend only to the assets of non-Guarantor Subsidiaries;

(g) Liens existing on the Closing Date (including the Secured Notes);

(h) Liens existing on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(i) Liens existing on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(j) Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 10.2;

(k) Liens securing Hedging Obligations and in respect of Cash Management Services so long as the related Indebtedness is permitted to be incurred under this Agreement;

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit or bankers’ acceptances, a bank guarantee or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases, subleases, licenses or sublicenses, grants or permits (including with respect to intellectual property and software) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and the customary rights reserved or vested in any Person by the terms of any lease, sublease, license, sublicense, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(n) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases or accounts in connection with any transaction otherwise permitted under this Agreement;

(o) Liens in favor of the Company or any Guarantor;

(p) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s or its Subsidiaries’ customers;

(q) (i) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility and (ii) Liens on assets sold or transferred or purported to be sold or transferred to a Receivables Subsidiary in connection with a Receivables Facility and the proceeds of such assets;

(r) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (other than the proceeds and products thereof, accessions thereto and improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien under this Agreement, and (y) an amount necessary to pay any accrued interest and fees (including original issue discount, upfront fees or similar fees) and expenses, including premiums (including tender premiums), related to such refinancing, refunding, extension, renewal or replacement;

(s) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(t) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(f) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(w) Liens deemed to exist in connection with Investments in repurchase agreements or other Cash Equivalents permitted under Section 10.2; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or other Cash Equivalent;

(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (iv) commodity trading or other brokerage accounts incurred in the ordinary course of business;

(z) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(aa) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(bb) restrictive covenants affecting the use to which real property may be put; provided, however, that the covenants are complied with;

(cc) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(dd) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(ee) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(ff) Liens arising from Personal Property Security Act financing statement filings regarding leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(gg) (i) customary transfer restrictions and purchase options in joint venture and similar agreements, (ii) Liens on Equity Interests in joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (iii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries entered into in the ordinary course of business;

(hh) (i) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business, (ii) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business and (iii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(ii) Liens on the assets and Capital Stock of non-Guarantor Subsidiaries of the Company securing Indebtedness permitted to be incurred by non-Guarantor Subsidiaries under this Agreement;

(jj) other Liens securing obligations not to exceed the greater of (x) $150.0 million and (y) 3.75% of Consolidated Total Assets, at any one time outstanding;

(kk) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances in the ordinary course of business, provided that such Liens attach only to the documents and goods covered thereby and proceeds thereof;

(ll) Liens securing the Specified Property Financing;

(mm) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 10.2; provided that, with respect to Liens securing Obligations permitted under this clause (mm), at the time of incurrence and after giving pro forma effect thereto, the Consolidated First Lien Debt Ratio of the Issuer and its Restricted Subsidiaries would be either (1) no greater than 4.10 to 1.0 or (2) on a pro forma basis after giving effect to such incurrence and any related transaction, the Consolidated First Lien Debt Ratio does not increase as a result of such transaction, provided that in no event shall the Consolidated First Lien Debt Ratio on a pro forma basis after giving effect to such incurrence of Indebtedness and any related transaction exceed 4.50 to 1.00; provided further that for purposes of this clause (2), the incurrence of Indebtedness was for purposes of funding an acquisition; and

(nn) Liens on the assets covered by and arising out of (a) Specified Lease Transactions or (b) NMTC Transactions.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of Indebtedness secured by a Lien would be classified as secured in part pursuant to clause (nn) above (giving effect to the incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (nn) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Tax Distribution” means Company Percentage of Group Tax due on the part of the consolidated Tax return filing group that includes the Company and of which Holdings is the common parent, (i) in the case of an installment of estimated Tax, the minimum amount required to be paid in order to avoid a penalty for underpayment of estimated U.S. federal income Tax and (ii) in the case of the Tax due on the Tax return due date, the amount of U.S. federal income Tax due on such date, less payments of estimated Tax for such period. For purposes hereof, for the avoidance of doubt, allowable loss carryovers and credits against Tax shall be taken into account in computing Taxes due. The term Permitted Tax Distribution shall also include amounts due in respect of consolidated or combined US state or local Taxes for corporate groups that include the Company.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company, any Restricted Subsidiary or any ERISA Affiliate or with respect to which the Company, any Restricted Subsidiary or any ERISA Affiliate may have any liability.

“Platform” is defined in Section 18.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“primary obligations” is defined in the definition of “Contingent Obligations.”

“primary obligor” is defined in the definition of “Contingent Obligations.”

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.3(b).

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Holder” is defined in Section 18.

“Purchaser” means each purchaser listed in Schedule A.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“QIB” means “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act.

“Qualifying IPO” means the issuance and sale by any direct or indirect parent company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement (whether alone or in connection with a secondary public offering) pursuant to which the net proceeds are received by any direct or indirect parent company and contributed to the Company or any Restricted Subsidiary.

“Rate Determination Date” is defined in clause (a) of the definition of “LIBOR Rate”.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of the Company or any Restricted Subsidiary in and to real property (including, but not limited to, land, improvements and fixtures thereon) of such Person.

“Receivables Facility” means one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are limited-recourse (except for Securitization Undertakings made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary, in each case, with the same or different arrangements, agents, lenders, borrowers or issuer and, in each case, as amended, restated, amended and restated, supplemented, waived, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified in whole or in part from time to time.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Reference Banks” means five major banks in the London interbank market selected by the Agent in its sole and absolute discretion.

“Refinancing Indebtedness” is defined in Section 10.2(b)(xiii).

“Refunding Capital Stock” is defined in Section 10.1(b)(ii)(a).

“Reinvestment Yield” is defined in Section 8.8.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

“Reorganization” means the following transactions, to occur on or prior to the date of the initial funding of the Senior Credit Facilities: (a) Eco Services Intermediate Holdings LLC will merge with and into Holdings, (b) Holdings will contribute the membership interests it owns in Eco Opco to CPQ Midco I Corporation, (c) Eco Opco will merge with and into the Company, (d) the Company will contribute the assets and liabilities received from Eco Opco to a newly formed subsidiary of the Company and (e) the other reorganization steps described in the Transaction Agreement will occur.

“Representative Amount” is defined in the definition of LIBOR Rate.

“Required Holders” means, at any time, holders then holding greater than fifty percent (50%) of the sum of the aggregate principal amount of Notes then outstanding.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserved Indebtedness Amount” is defined in Section 10.2.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” is defined in Section 10.1(a).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Facility” means the ABL Credit Agreement, dated as of the Issue Date, among the Issuer, the other borrowers and guarantors party thereto, the subsidiaries of the Company party thereto from time to time, the lenders party thereto from time to time in their capacities as lenders thereunder, Citibank, N.A., as administrative agent and as collateral agent and the other agents party thereto, including one or more debt facilities or other financing arrangements (including, without limitation, indentures) providing for term loans or other long-term indebtedness that replace or refinance such credit facility, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or credit facilities that replace or refinance such credit facility.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctioned Country” means , at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, except that any Person that is not organized in the U.S. shall not be a Sanctioned Person on the basis of having transactions in or relating to a Sanctioned Country that are not prohibited by Sanctions, or (c) any Person owned or controlled by any such Person.

“Sanctions” mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Commitment” is defined in Section 10.7(b)(iv).

“Second Lien Indenture” means the indenture dated November 8, 2012, between the Company, as issuer, and Wilmington Trust, National Association, as Trustee, governing the Second Lien Notes.

“Second Lien Notes” is defined in Section 4.1(k).

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Indenture” means the indenture between the Company, as issuer and Wells Fargo Bank, National Association, as trustee and collateral agent, governing the Secured Notes.

“Secured Notes” means the 6.75% Senior Secured Notes due 2022 issued by the Company pursuant to an indenture, to be dated as of the Closing Date, by and among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee and Collateral Agent.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Undertakings” means representations, warranties, covenants, repurchase obligations, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be required by a seller or servicer (or parent of such seller or servicer) in a Receivables Facility.

“Senior Credit Facilities” means the Term Facility and the Revolving Facility.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Indebtedness” means (a) any Indebtedness of the Company, other than any Indebtedness that is in any manner subordinated in right of payment or security in any respect to the Notes, and (b) any Indebtedness of any Restricted Subsidiary, other than Indebtedness that is in any manner subordinated in right of payment or security in any respect to the Notes.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Closing Date or any business that is a reasonable extension, development or expansion of any of the foregoing or is similar, reasonably related, incidental or ancillary thereto.

“Specified Lease Transactions” means lease and lease-back and sale and lease-back transactions consummated by the Company or any Guarantor and one or more governmental units in connection with arrangements pursuant to applicable state or local law by which the Company or a Guarantor obtains partial or full abatement of ad valorem taxes levied against the subject property.

“Specified Property Financing” means one or more proposed transactions involving the disposition, lease and/or financing of the Company’s Kansas City, Kansas and Augusta, Georgia property after the Closing Date in the form of an industrial revenue bond financing in an aggregate amount not to exceed $50.0 million at any one time outstanding.

“Sponsor Management Agreements” means those certain management and consulting agreements, existing as of the Closing Date, by and among, the Company, on the one hand, and the Investors and/or one or more of their Affiliates and certain other equity investors, on the other hand.

“Subordinated Indebtedness” means, with respect to the Notes,

(a) any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and

(b) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantee” means the guarantee by a Subsidiary Guarantor that (regardless of whether required by the terms of the Senior Credit Facilities or other applicable documents governing other Indebtedness of the Company) from time to time guarantees Indebtedness in respect of the Senior Credit Facilities, Existing Senior Notes, Secured Notes or any other Indebtedness in respect of borrowed money from the Company, pursuant to the Subsidiary Guarantee in substantially the form in the attached Exhibit 1.2, as it may be amended or supplemented from time to time.

“Subsidiary Guarantors” means each Restricted Subsidiary that provides a Guarantee of the Notes.

“Substitute Purchaser” is defined in Section 21.

“Successor Company” is defined in Section 10.4(a)(i).

“Swap” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; but no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Restricted Subsidiary shall be a Swap Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Tax Refunds” shall mean payments or credits against Tax that result from a redetermination of amounts due, and refunds or credits that result from the carryback of losses, credits or other items.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Taxing Jurisdiction” is defined in Section 22.1.

“Term Facility” means the Term Loan Credit Agreement, dated as of the Issue Date, among the Company, as the borrower, CPQ Midco I Corporation, as holdings, the financial institutions party thereto as lenders and Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of the Issue Date, among PQ Corporation, as the borrower, CPQ Midco I Corporation, as holdings, the financial institutions party thereto as lenders and Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, including any replacement or refinancing of such indebtedness.

“this Agreement” or “the Agreement” is defined in Section 17.3.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements and dilutions thereof; (d) all rights to sue for past, present, and future infringements and dilutions of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“Transaction Agreement” means the Reorganization and Transaction Agreement, dated as of August 17, 2015, as amended, by and among Holdings, PQ Group Holdings Inc., Eco Merger Sub Corporation, the Company, Eco Services TopCo LLC, Eco Services MidCo LLC, Eco Services Group Holdings LLC, Eco Services Intermediate Holdings LLC, Eco Opco and affiliates of CCMP Capital Advisors, LLC including all exhibits and disclosure schedules thereto.

“Transaction Expenses” means any fees, premiums, expenses, costs or charges (including original issue discount or upfront fees) incurred or paid by the Company or its Subsidiaries in connection with the Transactions or any related restructuring transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock and charges or expenses relating to the repayment of existing Indebtedness

“Transactions” means the transactions contemplated by the Transaction Agreement, the issuance of the Notes, borrowings under the Senior Credit Facilities and restructuring transactions contemplated by or necessary to effect the Transactions contemplated by the Transaction Agreement.

“Treasury Capital Stock” is defined in Section 10.1(b)(ii)(a).

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(x) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(y) such designation complies with Section 10.1; and

(z) each of:

(i) the Subsidiary to be so designated; and

(ii) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(aa) the Company would incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in Section 10.2(a) or

(bb) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Agent by promptly filing a copy of the resolution of the Board of Directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

SCHEDULE 5.4

	Subsidiary	Equity Holder	Ownership Interest
1.	CPQ Midco I Corporation	PQ Holdings Inc.	100%
2.	PQ Corporation	CPQ Midco I Corporation	100%
3.	Eco Services Operations Corp.	PQ Corporation	100%
4.	PQ International Holdings Inc.	PQ Corporation	100%
5.	Delpen Corporation	PQ Corporation	100%
6.	Commercial Research Associations, Inc.	PQ Corporation	100%
7.	PQ Asia Inc.	PQ Corporation	100%
8.	PQ Export Company	PQ Corporation	100%
9.	PQ International, Inc.	PQ Corporation	100%
10.	Philadelphia Quartz Company	PQ Corporation	100%
11.	PQ Systems Incorporated	PQ Corporation	100%
12.	PQ Netherlands Holding LLC	PQ International Holdings, Inc.	100%
13.	PQ International C.V.	PQ Netherlands Holding LLC	1%
14.	PQ International C.V.	PQ International Holdings Inc.	99%
15.	PQ Netherlands Cooperative LLC	PQ International C.V.	100%
16.	PQ International Coöperatie U.A.	PQ International C.V.	99%
17.	PQ International Coöperatie U.A.	PQ Netherlands Cooperative LLC	1%
18.	PQ Acquisition B.V.	PQ International Coöperatie U.A.	100%
19.	PQ Silicas Brazil Ltda.	PQ International Coöperatie U.A.	0.1%
20.	PQ Silicas Brazil Ltda.	PQ Acquisition B.V.	99.9%
21.	PQ Canada Company	PQ Acquisition B.V.	100%
22.	PQ Silicas Asia Pacific Pte. Ltd.	PQ Acquisition B.V.	100%
23.	PQ Europe Coöperatie U.A.	PQ Acquisition B.V.	0.01%
24.	PQ Europe Coöperatie U.A.	PQ Canada Company	99.99%
25.	PQ Australia LLC	PQ Canada Company	100%
26.	NSL Australia Company	PQ Canada Company	100%
27.	NSL Canada Company	PQ Canada Company	100%

	Subsidiary	Equity Holder	Ownership Interest
28.	National Silicates Partnership	NSL Canada Company	0.1%
29.	National Silicates Partnership	PQ Canada Company	99.9%
30.	PQ Europe ApS	PQ Europe Coöperatie U.A.	100%
31.	PQ Holdings I Limited	PQ Corporation	94.6%
32.	PQ Holdings I Limited	PQ Europe ApS	5.4%
33.	PQ Intermediate Limited	PQ Holdings I Limited	100%
34.	PQ Germany GmbH	PQ Intermediate Limited	27%
35.	PQ Germany GmbH	PQ Silicas B.V.	73%
36.	PT PQ Silicas Indonesia	PQ International Coöperatie U.A.	0.0161%
37.	PT PQ Silicas Indonesia	PQ Germany GmbH	99.9194%
38.	PQ Sweden A.B.	PQ Germany GmbH	100%
39.	PQ Finland Oy	PQ Germany GmbH	100%
40.	PQ Silicas Holdings South Africa Pty Ltd.	PQ Germany GmbH	100%
41.	PQ Silicas South Africa Pty Ltd.	PQ Silicas Holdings South Africa Pty Ltd.	100%
42.	PQ Silicas B.V.	PQ Europe ApS	100%
43.	PQ Zeolites B.V.	PQ Silicas B.V.	100%
44.	PQ Italy S.r.L.	PQ Silicas B.V.	100%
45.	PQ France S.A.S.	PQ Silicas B.V.	100%
46.	PQ Silicas UK Limited	PQ Silicas B.V.	100%
47.	PQ Chemicals (Thailand) Ltd.	PQ Europe ApS	99.9%
48.	PQ Holdings Mexicana S.A. de C.V.	PQ Europe ApS	80%
49.	Silicatos y Derivados S.A. de C.V.	PQ Holdings Mexicana S.A. de C.V.	100%
50.	PQ China (Hong Kong) Limited	PQ International Holdings Inc.	.01%
51.	PQ China (Hong Kong) Limited	PQ Europe ApS	99.99%
52.	PQ Holdings Australia Pty Limited	PQ Europe ApS	100%
53.	PQ Australia Pty Limited	PQ Holdings Australia Pty Limited	100%
54.	Potters Holdings GP, Ltd.	PQ Corporation	100%
55.	Potters Holdings, L.P.	Potters Holdings GP, Ltd.	0.01%
56.	Potters Holdings, L.P.	PQ Corporation	99.99%
57.	PQ Holdings II GP, LLC	Potters Holdings, L.P.	100%

	Subsidiary	Equity Holder	Ownership Interest
58.	Potters Holdings II, L.P.	Potters Holdings II GP, LLC	0.01%
59.	Potters Holdings II, L.P.	Potters Holdings, L.P.	99.99%
60.	Potters Industries Holding, Inc.	Potters Holdings II, L.P.	100%
61.	Potters Industries, LLC	Potters Industries Holding, Inc.	0.05%
62.	Potters Industries, LLC	Potters Holdings II, L.P.	99.95%
63.	SAJB Holding Company, LLC	Potters Industries, LLC	100%
64.	Potters International Holdings S. á.R.L.	Potters Holdings II, L.P.	100%
65.	Potters Ballotini SAS	Potters International Holdings S. á.R.L.	100%
66.	Societe-Recyclage Produit Verrier Industriels SAS	Potters Ballotini SAS	100%
67.	Interminglass Holding Sp. z o.o.	Potters International Holdings S.á R.L..	100%
68.	Interminglass Sp. z o.o.	Interminglass Holding Sp. z o.o.	100%
69.	Potters (Thailand) Limited	Potters International Holdings S.á R.L.	74.9750%
70.	Potters Industries Acquisition Pty Ltd.	Potters International Holdings S.á R.L.	100%
71.	Potters Industries Pty Ltd.	Potters Industries Acquisition Pty Ltd.	100%
72.	Potters Industrial Ltda.	Potters International Holdings S.á R.L.	99.99999%
73.	Potters Canada Holding Company	Potters International Holdings S.á R.L.	100%
74.	Potters Canada Holding II Company	Potters Canada Holding Company	100%
75.	PNA Partnership	Potters Canada Holding Company	99.99%
76.	PNA Partnership	Potters Holding II Company	0.01%
77.	Potters-Ballotini Co., Ltd.	Potters International Holdings S.á R.L.	100%
78.	Potters Nederland B.V.	Potters International Holdings S.á R.L.	100%
79.	Ballotini Panamericana S. de R.L. de C.V.	Potters International Holdings S.á R.L.	0.0410%
80.	Ballotini Panamericana S. de R.L. de C.V.	Potters Nederland BV	99.9589%
81.	Potters Ballotini Acquisition GmbH	Potters International Holdings S.á R.L.	100%
82.	Potters Ballotini GmbH	Potters Ballotini Acquisition GmbH	100%
83.	Potters-Ballotini Limited	Potters International Holdings S.á R.L..	100%
84.	Northern Cullet Limited	Potters-Ballotini Limited	100%

EXHIBIT 1.1

FORM OF SENIOR NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION THEREFROM.

PQ CORPORATION

FLOATING RATE SENIOR NOTE DUE MAY 1, 2022

No. R-[ ]	May 4, 2016

$[        ]

FOR VALUE RECEIVED, the undersigned, PQ CORPORATION, a Pennsylvania corporation (the “Company”), promises to pay to [        ], or registered assigns, the principal sum of $[        ] on May 1, 2022, or if the Existing Senior Notes have been refinanced or otherwise repaid prior to such date, on May 1, 2023, with interest (computed on the basis of a 360-day year and the actual number of days elapsed) (a) on the unpaid balance thereof at a floating rate equal to the Adjusted LIBOR Rate for the Interest Period in effect from time to time from the date hereof, payable quarterly, on each Interest Payment Date, commencing with June 15, 2016, until the principal hereof shall have become due and payable, and (b) additional interest shall accrue on all principal of, any overdue payment of interest on and any Make-Whole Amount and any other applicable premium and Breakage Amount owed on this Note from the due date thereof (whether by acceleration or otherwise) at the Default Rate until paid.

Payments of principal of, interest on, any Breakage Amount, if any, any Make-Whole Amount, if any, and any other premium, if any, with respect to this Note are to be made in lawful money of the United States of America as provided in the Note Purchase Agreement referred to below.

This Note is issued pursuant to a Note Purchase Agreement dated as of May 4, 2016 (as from time to time amended, the “Note Purchase Agreement”), among the Company, the respective Purchasers named therein and Wilmington Trust, National Association, as Agent, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the meanings ascribed in the Note Purchase Agreement.

This Note has been registered with the Company and is subject to transfer restrictions set forth in the Note Purchase Agreement. This Note may only be transferred in accordance with the terms of the Note Purchase Agreement, including, but not limited to, Section 13.2 thereof. Subject to the terms of the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for

Exhibit 1.1 - 1

a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount, any Breakage Amount or other premium) and with the effect provided in the Note Purchase Agreement.

Payment of the principal of, and interest, any Breakage Amount, if any, any Make-Whole Amount, if any, or any other premium, if any, on this Note, and all other amounts due under the Note Purchase Agreement, is guaranteed pursuant to the terms of a Guarantee dated as of May 4, 2016 of CPQ Midco I Corporation, PQ Holdings Inc. and certain Subsidiaries of the Company, as amended or supplemented from time to time.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

[Signature Page follows]

Exhibit 1.1 - 2

PQ CORPORATION

By:
Name:
Title:

Exhibit 1.1 - 3

EXHIBIT 1.2

FORM OF GUARANTEE

THIS GUARANTEE (this “Guarantee”) dated May 4, 2016 is made by the undersigned subsidiaries of the company (each, a “Subsidiary Guarantor”), PQ HOLDINGS INC. (“Holdings”) and CPQ MIDCO I CORPORATION (“CPQ”, together with the Subsidiary Guarantors and Holdings, each, a “Guarantor” and collectively, the Guarantors), in favor of the holders from time to time of the Notes issued under the Note Purchase Agreement, including each purchaser named in the Note Purchase Agreement, and their respective successors and assigns (collectively, the “Holders” and each individually, a “Holder”)and Wilmington Trust, National Association (the “Agent”).

W I T N E S S E T H:

WHEREAS, PQ CORPORATION, a Pennsylvania corporation (the “Company”), the initial Holders and the Agent have entered into a Note Purchase Agreement dated as of May 4, 2016 (as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms and in effect, the “Note Purchase Agreement”);

WHEREAS, pursuant to the Note Purchase Agreement, the Company has issued $525,000,000 principal amount of Notes;

WHEREAS, the Company directly or indirectly owns all or a substantial portion of the issued and outstanding Equity Interests of each Subsidiary Guarantor and, by virtue of such ownership and otherwise, such Subsidiary Guarantor will derive substantial benefits from the purchase by the Holders of the Company’s Notes;

WHEREAS, CPQ and Holdings own directly or indirectly all or a substantial portion of the issued and outstanding Equity Interests of the Company and by virtue of such ownership and otherwise, CPQ and Holdings will derive substantial benefits from the purchase by the Holders of the Company’s Notes;

WHEREAS, it is a condition precedent to the obligation of the Holders to purchase the Notes that each Guarantor shall have executed and delivered this Guarantee to the Holders and the Agent; and

WHEREAS, each Guarantor desires to execute and deliver this Guarantee to satisfy the condition described in the preceding paragraph;

NOW, THEREFORE, in consideration of the premises and other benefits to each Guarantor, and of the purchase of the Company’s Notes by the Holders, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each Guarantor makes this Guarantee as follows:

SECTION 1. Definitions. Any capitalized terms not otherwise herein defined shall have the meanings attributed to them in the Note Purchase Agreement.

SECTION 2. Guarantee. Each Guarantor, jointly and severally with each other Guarantor, unconditionally and irrevocably guarantees to the Holders the due, prompt and complete payment by the Company of the principal of, Make-Whole Amount, if any, Breakage Amount, if any, other premium, if any, and interest on, and each other amount due under, the Notes or the Note Purchase Agreement, when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment, including prepayments as a result of any acceleration at the price calculated as of the acceleration date in accordance with Section 8.2(c) of the Note Purchase Agreement, or by acceleration or otherwise) in accordance with the terms of the Notes and the Note Purchase Agreement (the Notes and the Note Purchase Agreement being sometimes hereinafter collectively referred to as the “Applicable Note Documents” and the amounts payable by the Company under the Applicable Note Documents, and all other monetary obligations of the Company thereunder (including any reasonable and documented attorneys’ fees and expenses), being sometimes collectively hereinafter referred to as the “Obligations”). This Guarantee is a guarantee of payment and not just of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Company or upon any other event, contingency or circumstance whatsoever. If for any reason whatsoever the Company shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable, each Guarantor, without demand, presentment, protest or notice of any kind, will forthwith pay or cause to be paid such amounts to the Holders under the terms of such Applicable Note Documents, in lawful money of the United States, at the place specified in the Note Purchase Agreement, or perform or comply with the same or cause the same to be performed or complied with, together with interest (to the extent provided for under such Applicable Note Documents) on any amount due and owing from the Company. Each Guarantor, promptly after demand, will pay to the Holders, in accordance with Section 15.1 of the Note Purchase Agreement, the reasonable costs and expenses of collecting such amounts or otherwise enforcing this Guarantee, including, without limitation, the reasonable fees and expenses of counsel. Notwithstanding the foregoing, the right of recovery against each Guarantor under this Guarantee is limited to the extent (i) it is judicially determined with respect to any Guarantor that entering into this Guarantee would violate Section 548 of the United States Bankruptcy Code or any comparable provisions of any other federal or state law or (ii) otherwise be void or voidable under any similar laws affecting the rights of creditors generally, in which case such Guarantor shall be liable under this Guarantee only for amounts aggregating up to the largest amount that is valid and enforceable.

SECTION 3. Guarantor’s Obligations Unconditional. The obligations of each Guarantor under this Guarantee shall be primary, absolute and unconditional obligations of each Guarantor, shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense based upon any claim each Guarantor or any other person may have against the Company or any other person, and to the full extent permitted by applicable law shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not each Guarantor or the Company shall have any knowledge or notice thereof), including:

(a) except as provided in Section 1.2(b) of the Note Purchase Agreement, any termination, amendment or modification of or deletion from or addition or supplement to or other change in any of the Applicable Note Documents or any other instrument or agreement applicable to any of the parties to any of the Applicable Note Documents;

(b) any furnishing or acceptance of any security, or any release of any security, for the Obligations, or the failure of any security or the failure of any person to perfect any interest in any collateral;

(c) any failure, omission or delay on the part of the Company to conform or comply with any term of any of the Applicable Note Documents or any other instrument or agreement referred to in paragraph (a) above, including, without limitation, failure to give notice to any Guarantor of the occurrence of a “Default” or an “Event of Default” under any Applicable Note Document;

(d) any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in any Applicable Note Document, or any other waiver, consent, extension, indulgence, compromise, settlement, release or other action or inaction under or in respect of any of the Applicable Note Documents or any other instrument or agreement referred to in paragraph (a) above or any obligation or liability of the Company, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of any such instrument or agreement or any such obligation or liability;

(e) any failure, omission or delay on the part of any of the Holders or the Agent to enforce, assert or exercise any right, power or remedy conferred on such Holder or the Agent in this Guarantee, or any such failure, omission or delay on the part of such Holder or the Agent in connection with any Applicable Note Document, or any other action on the part of such Holder or the Agent;

(f) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to the Company, any other Guarantor or to any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(g) except as provided in Section 1.2(b) of the Note Purchase Agreement, any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the Applicable Note Documents or any other agreement or instrument referred to in paragraph (a) above or any term hereof;

(h) except as otherwise provided in Section 10.4 of the Note Purchase Agreement, any merger or consolidation of the Company or any Guarantor into or with any other Person, or any sale, lease or transfer of any of the assets of the Company or any Guarantor to any other person;

(i) except as otherwise provided in Section 1.2(b) and Section 10.4 of the Note Purchase Agreement, any change in the ownership of any shares of Capital Stock of the Company or any change in the corporate relationship between the Company and any Guarantor, or any termination of such relationship;

(j) any release or discharge, by operation of law, of any other Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guarantee; or

(k) any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against any Guarantor.

SECTION 4. Full Recourse Obligations. The obligations of each Guarantor set forth herein constitute the full recourse obligations of such Guarantor enforceable against it (subject to the last sentence of Section 2) to the full extent of all its assets and properties.

SECTION 5. Waiver. Each Guarantor unconditionally waives, to the extent permitted by applicable law, (a) notice of any of the matters referred to in Section 3, (b) notice to such Guarantor of the incurrence of any of the Obligations, notice to such Guarantor or the Company of any breach or default by such Guarantor or the Company with respect to any of the Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of the Holders or the Agent against such Guarantor, (c) presentment to or demand of payment from the Company or the Guarantor with respect to any amount due under any Applicable Note Document or protest for nonpayment or dishonor, (d) any right to the enforcement, assertion or exercise by any of the Holders or the Agent of any right, power, privilege or remedy conferred in the Note Purchase Agreement or any other Applicable Note Document or otherwise, (e) any requirement of diligence on the part of any of the Holders or the Agent, (f) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under any Applicable Note Document, (g) any notice of any sale, transfer or other disposition by any of the Holders or the Agent of any right, title to or interest in the Note Purchase Agreement or in any other Applicable Note Document and (h) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release (other than a release of such Guarantor herefrom pursuant to Section 1.2(b) of the Note Purchase Agreement) or defense of a guarantor or surety (other than the defense of payment) or which might otherwise limit recourse against such Guarantor.

SECTION 6. Subrogation, Contribution, Reimbursement or Indemnity. Until all Obligations have been indefeasibly paid in full, each Guarantor agrees not to take any action pursuant to any rights which may have arisen in connection with this Guarantee to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code, as amended, including Section 509 thereof, under common law or otherwise) of any of the Holders or the Agent against the Company or against any collateral security or guarantee or right of offset held by the Holders or the Agent for the payment of the Obligations. Until all Obligations have been indefeasibly paid in full, each Guarantor agrees not to take any action pursuant to any contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Company which may have arisen in connection with this Guarantee. So long as any Obligations remain outstanding, if any amount shall be paid by or on behalf of the Company to any Guarantor on account of any of the rights waived in this Section 6, such amount shall be held by such Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Agent (for the benefit of the Agent and the Holders) (duly endorsed by such Guarantor to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with the Note Purchase Agreement. The provisions of this Section 6 shall survive the term of this Guarantee and the payment in full of the Obligations.

SECTION 7. Effect of Bankruptcy Proceedings, etc. This Guarantee shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the sums due to any of the Holders or the Agent pursuant to the terms of the Note Purchase Agreement or any other Applicable Note Document is rescinded or must otherwise be restored or returned by such Holder or the Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or other person or any substantial part of its property, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing, and such acceleration shall at such time be prevented by reason of the pendency against the Company or any other person of a case or proceeding under a bankruptcy or insolvency law, each Guarantor agrees that, for purposes of this Guarantee and its obligations hereunder, the maturity of the principal amount of the Notes and all other Obligations shall be deemed to have been accelerated with the same effect as if the Agent had accelerated the same in accordance with the terms of the Note Purchase Agreement or other Applicable Note Document, and such Guarantor shall forthwith pay such principal amount, Make-Whole Amount, if any, Breakage Amount, if any, other premium, if any, and interest thereon and any other amounts guaranteed hereunder without further notice or demand, at the price calculated as of the acceleration date in accordance with Section 8.2(c) of the Note Purchase Agreement.

SECTION 8. Term of Agreement. This Guarantee and all guaranties, covenants and agreements of each Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Obligations shall be paid and performed in full and all of the agreements of such Guarantor hereunder shall be duly paid and performed in full; provided that each Guarantor shall be automatically and immediately released herefrom without any further act by any Person as provided in Section 1.2(b) of the Note Purchase Agreement.

SECTION 9. Representations and Warranties. Each Guarantor represents and warrants to each Holder that:

(a) such Guarantor is a corporation, limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing or equivalent status under the laws of its jurisdiction of organization and has the corporate, limited partnership or limited liability company, as the case may be, power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact business as now conducted;

(b) such Guarantor has the corporate, limited partnership or limited liability company, as the case may be, power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guarantee, and has taken all necessary corporate, limited partnership or limited liability company, as the case may be, action to authorize its execution, delivery and performance of this Guarantee;

(c) this Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d) the execution, delivery and performance of this Guarantee will not violate any provision of any requirement of law or material contractual obligation of such Guarantor and will not result in or require the creation or imposition of any Lien on any of the properties, revenues or assets of such Guarantor pursuant to the provisions of any material contractual obligation of such Guarantor or any requirement of law;

(e) no consent or approval of, registration or filing with, or other act by, any Governmental Authority is required as to such Guarantor in connection with the execution, delivery or performance of this Guarantee by such Guarantor or the validity or enforceability of this Guarantee;

(f) no action, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Guarantor, threatened in writing by or against such Guarantor or any of its properties or revenues (i) with respect to this Guarantee or any of the transactions contemplated hereby or (ii) which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(g) the execution, delivery and performance of this Guarantee by such Guarantor will not violate any provision of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority, , applicable to such Guarantor or of the certificate or articles of incorporation, by-laws, certificate of formation, articles of organization or operating agreement, as applicable, of such Guarantor or of any securities issued by such Guarantor or of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor; and

(h) after giving effect to the issuance and sale of the Notes and the application of the proceeds thereof and due consideration to any rights of contribution and reimbursement, such Guarantor has received fair consideration and reasonably equivalent value for the incurrence of its obligations hereunder or as contemplated hereunder.

SECTION 10. Notices. All notices and communications provided for hereunder shall be in writing and sent in accordance with Section 18 of the Note Purchase Agreement.

SECTION 11. Survival. All warranties, representations and covenants made by each Guarantor herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by the Holders and the Agent and shall survive the execution and delivery of this Guarantee, regardless of any investigation made by any of the Holders or the Agent. All statements in any such certificate or other instrument shall constitute warranties and representations by such Guarantor hereunder.

SECTION 12. Jurisdiction and Process; Waiver of Jury Trial.

(a) Each Guarantor irrevocably submits to the exclusive jurisdiction of any New York or federal court sitting in New York City, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each Guarantor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.2(a) of the Note Purchase Agreement brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) Each Guarantor consents to process being served in any suit, action or proceeding of the nature referred to in Section 12(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 10, to it. Each Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 12 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company or any Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) EACH GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

SECTION 13. Miscellaneous. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect. The terms of this Guarantee shall be binding upon, and inure to the benefit of, each Guarantor, the Holders and the Agent and their respective successors and assigns. No term or provision of this Guarantee may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each Guarantor and the Agent with the consent of the number of Holders required for such amendment in accordance with the Note Purchase Agreement, except for a release and discharge of this Guarantee permitted by, and in compliance with, Section 1.2(b) of the Note Purchase Agreement. The section and paragraph headings in this Guarantee are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all references herein to numbered sections, unless otherwise indicated, are to sections in this Guarantee. This Guarantee shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

[Signature Page follows]

IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be duly executed as of the day and year first above written.

Eco Services Operations Corp.
Potters Industries, LLC
PQ Holdings Inc.

By:
Name:
Title:

Commercial Research Associates, Inc.
CPQ Midco I Corporation
Delpen Corporation
Philadelphia Quartz Company
PQ Asia Inc.
PQ Export Company
PQ Systems Incorporated
SAJB Holding Company, LLC

By:
Name:
Title:

PQ International, Inc.

By:
Name:
Title:

Potters Industries Holding, Inc.

By:
Name:
Title:

Potters Holdings II, L.P.
By: Potters Holdings II GP, LLC, its general partner

By:
Name:
Title: